UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549
_____________________________________________________
SCHEDULE 14A
(Rule 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No. )
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Letter to Stockholders
April 3, 2026
To our stockholders:
You are cordially invited to attend the 2026 annual meeting of stockholders (the "Annual Meeting") of Compass, Inc. ("Compass"), which will be held virtually on May 14, 2026 at 1:00 p.m. Eastern Time. Please see additional information about our Annual Meeting in the section entitled "Important Information About Annual Meeting" in the proxy statement.
2025 was a year of meaningful progress and strategic expansion for Compass.
In 2025, the residential real estate market continued to face elevated mortgage rates, affordability challenges, and constrained inventory levels. Despite these headwinds, the Compass team and the experienced real estate professionals affiliated with our owned brokerages and independent franchisees delivered another year of excellent results that strengthened the foundation of our business.
Compass is the number one residential real estate brokerage in the United States by sales volume. Importantly, we achieved strong financial results in 2025. Our Net Loss was $58.5 million, compared to $154.4 million in 2024, and we delivered record full‑year revenue of $6.96 billion, record Adjusted EBITDA(1) of $293.4 million, Operating Cash Flow of $216.7 million and positive Free Cash Flow(1) of $203.3 million, marking our second consecutive year of positive Free Cash Flow generation. We remained focused on cost discipline and operational efficiency while continuing to invest in expanding our agent base, integrating and scaling recent acquisitions, and strengthening our proprietary end‑to‑end technology platform.
During 2025, we also advanced key strategic initiatives, including the integration and expansion of the Christie’s International Real Estate affiliate business. This business continues to provide Compass with a scalable, higher‑margin revenue opportunity, enabling us to partner with leading independently operated brokerages across the country.
Looking forward to 2026, we enter the year with strong momentum and a clear strategic roadmap.
Early in 2026, we closed the Anywhere Real Estate transaction, significantly expanding our national presence, accelerating our growth in the franchise, title and integrated services sectors, and strengthening our ability to serve real estate professionals across varied business models. As we integrate Anywhere into Compass, we are focused on capturing planned synergies, operating with discipline, and ensuring a seamless experience for real estate professionals and their clients, franchisees, and partners.
Despite the significant events that have taken place over the past few months, our playbook remains largely unchanged: we will continue to maintain disciplined cost management, grow through organic and inorganic means, expand margins through attach‑rate improvement and scaling higher‑margin businesses, and strengthen our technology platform to deliver differentiated outcomes for real estate professionals and clients. As we execute this playbook and the housing market normalizes, we believe we can drive significant top-and-bottom-line growth for our stockholders.

We rely on the extraordinary efforts of employees and real estate professionals and guidance of our Board of Directors.
I want to thank the entire Compass team for their dedication and resilience during another demanding year in the residential real estate industry. I also extend my gratitude to the Board for its continued leadership and support as we pursue our vision for the future of residential real estate.
Thank you for your support of our company. Your vote is important.
Whether or not you plan to attend the Annual Meeting, please vote as soon as possible. As an alternative to voting at the Annual Meeting, you may vote prior to the Annual Meeting via the internet, by telephone, or by mail. Voting by any of these methods will ensure your representation at the Annual Meeting. We look forward to seeing you at the Annual Meeting.
On behalf of the Board of Directors, management, and employees of Compass, I thank you for your continued support.

Sincerely, Robert L. Reffkin Robert L. Reffkin Chairman of the Board of Directors and Chief Executive Officer

(1) See "Annex" for definitions and a reconciliation of GAAP to non-GAAP measures.

Notice of Annual Meeting of Stockholders

DATE AND TIME	VIRTUAL MEETING	RECORD DATE
May 14, 2026 1:00 pm E.T.	This year’s meeting will be held virtually: www.virtualshareholdermeeting.com/COMP2026	March 17, 2026

ITEMS OF BUSINESS	BOARD VOTING RECOMMENDATION
Proposal No. 1: Elect three Class II director nominees, Allan Leinwand, Charles Phillips and Pamela Thomas-Graham, to serve on the Board of Directors until the 2029 annual meeting of stockholders.	FOR each director nominee
Proposal No. 2: Ratify the appointment of PricewaterhouseCoopers LLP as our independent public accounting firm for 2026.	FOR
Proposal No. 3: Approve, on an advisory (non-binding) basis, the 2025 compensation paid to our named executive officers as described in more detail in the proxy statement (the "Say-on-Pay Vote").	FOR
Stockholders will also consider such other business as may properly be presented before the annual meeting or any adjournment thereof.
This notice, proxy statement and voting instructions are being mailed to stockholders beginning on or about April 3, 2026.
Your vote is important. Regardless of whether you plan to attend the live virtual meeting, we encourage you to vote as soon as possible in one of the following ways:

VIA THE INTERNET	BY TELEPHONE	BY MAIL	AT THE VIRTUAL MEETING
Visit www.proxyvote.com	Call the telephone number listed on your proxy card	Complete, date, sign and return your proxy card or voting instruction form in the enclosed envelope	Vote your shares during the virtual meeting at www.virtualshareholdermeeting.com/COMP2026
By Order of the Board of Directors,
Ethan Glass
Ethan Glass
Chief Legal Officer and Corporate Secretary

Important Notice Regarding the Availability of Proxy Materials. Our proxy statement and 2025 annual report on Form 10-K are available at http://www.proxyvote.com. You are encouraged to access and review all the important information contained in these materials before voting.

Important Information About Annual Meeting
Our 2026 annual meeting of stockholders (the "Annual Meeting") will be conducted in a virtual only format, via live video webcast. We believe the virtual meeting format for the Annual Meeting encourages attendance and participation by a broader group of stockholders, while also reducing the costs and environmental impact associated with an in-person meeting.
Participating in the Virtual Annual Meeting
•Instructions on how to attend the virtual Annual Meeting are posted at www.virtualshareholdermeeting.com/COMP2026.
•You may log in to the meeting platform beginning at 12:45 p.m. Eastern Time on May 14, 2026. The meeting will begin promptly at 1:00 p.m. Eastern Time.
•You will need your 16-digit control number included in the notice of internet availability of proxy materials or on your proxy card (if you received a printed copy of the proxy materials) to access the live video webcast of the Annual Meeting.
•Stockholders of record and beneficial owners as of the record date, March 17, 2026, may vote their shares electronically during the Annual Meeting.
•If, on the date of the Annual Meeting, you encounter any technical difficulties accessing the Annual Meeting while you are logging in or during the meeting time, please call the technical support number that will be posted on the virtual meeting login page.

Compass, Inc.	1

Proposal 1: Election of Directors
The Board of Directors of Compass, Inc. ("Board of Directors" or "Board") currently consists of eight directors and is divided into three classes with staggered three-year terms. At each annual meeting of stockholders, the successors to the directors whose terms will then expire will be elected to serve from the time of election until the third annual meeting following their election and until the director's successor is duly elected and qualified.
Class II directors with a term expiring at the Annual Meeting consist of Allan Leinwand, Charles Phillips and Pamela Thomas-Graham. Class III directors with a term expiring at the 2027 annual meeting of stockholders consist of Josh McCarter and Steven Sordello. Class I directors with a term expiring at the 2028 annual meeting of stockholders consist of Robert Reffkin, Frank Martell and Dawanna Williams.
At the recommendation of our Nominating and Corporate Governance Committee, our Board of Directors has approved the nomination of our Class II directors, Allan Leinwand, Charles Phillips and Pamela Thomas-Graham, for re-election for three-year terms expiring at the 2029 annual meeting of stockholders and until such director’s successor is duly elected and qualified or until such director’s earlier death, resignation, disqualification, or removal. Our Nominating and Corporate Governance Committee and Board of Directors evaluated each of the director nominees and concluded that it is in the best interests of the Company and our stockholders for each of these individuals to continue to serve as a director. The Board of Directors believes that each director nominee brings a range of relevant experiences and overall diversity of perspectives that is essential to good governance and leadership of our Company.
Each person nominated for election has agreed to serve if elected, and management and the Board of Directors have no reason to believe that the director nominees will be unable to serve. If, however, prior to the Annual Meeting, the Board of Directors should learn that a director nominee will be unable to serve for any reason, the proxies that otherwise would have been voted for the nominee will be voted for a substitute nominee as selected by the Board of Directors. Alternatively, the proxies, at the Board of Director’s discretion, may be voted for no director nominees as a result of the inability of a nominee to serve. Each director nominee has consented to being named in this proxy statement and to serve if elected.
The election of director nominees requires a plurality of the votes cast by the holders of the shares of our common stock presented virtually or represented by proxy at the Annual Meeting and entitled to vote thereon. Accordingly, the three nominees receiving the most "FOR" votes will be elected as the Class II directors.
As you decide how to vote on this proposal, we encourage you to review the biographies of the director nominees below, which include information regarding the specific and particular experience, qualifications, attributes and skills of each nominee that led the Nominating and Corporate Governance Committee and the Board of Directors to believe that the director should serve on the Board of Directors, as well as the "Our Corporate Governance and Board of Directors" section of this proxy statement for more information about our Board of Directors and our corporate governance practices.

The Board of Directors recommends you vote "FOR" each of the director nominees.

2	2026 PROXY STATEMENT

Biographies for Class II Director Nominees
For a Three-Year Term to Expire in 2029

Allan Leinwand Chief Technology Officer, Webflow, Inc.
Age: 59 Director since: May 2022 Current term expires: 2026 Board Committees: Compensation

Experience, Skills and Qualifications:
•Deep engineering and technical experience, including expertise in cloud computing, data security and internet architectures
Background:
•Webflow, Inc., a software-as-a-service provider for website building and hosting, Chief Technology Officer (since 2023)
•Shopify Inc., a multinational e-commerce company, Chief Technology Officer (2021- 2023)
•Slack Technologies, Inc., a software company, Senior Vice President of Engineering (2018-2021)
•ServiceNow, Inc., a software company, Chief Technology Officer (2012-2018)
•Zynga Inc., a developer of social video game services, Chief Technology Officer of Infrastructure (2010-2012)
•Vyatta, Inc., a software provider, Founding Chief Executive Officer (2005-2012)
•Panorama Capital (previously JPMorgan Partners), a venture capital firm, Venture Partner (2004-2010)
•B.S. in Computer Science from University of Colorado at Boulder
Other Public Company Boards: None
Former Public Company Boards:
•Anaplan, Inc. (2020-2022)
•Marin Software, Inc. (2013-2018)

Compass, Inc.	3

Charles Phillips Co-founder & Managing Partner, Recognize Lead Independent Director, Compass, Inc.
Age: 66 Director since: August 2020 Current term expires: 2026 Board Committees: Audit Nominating & Corporate Governance (Chair)

Experience, Skills and Qualifications:
•Extensive executive leadership experience in the technology industry
•Deep financial and analytical expertise and corporate governance experience
Background:
•Recognize, a technology-focused private equity firm, Co-founder & Managing Partner (since 2020)
•Infor, Inc., a provider of cloud software products, Chief Executive Officer (2010-2020) & Chairman of the Board of Directors (2019-2020)
•Oracle Corporation, a multinational computer technology company, President & Director (2003-2010)
•Morgan Stanley, a multinational investment management and financial services company, Managing Director (1994-2003)
•Apollo Theater, Chairman of the Board (since 2015)
•New York Police Foundation, Board member (since 2014)
•Council of Foreign Relations, Board member (since 2019)
•Defense Innovation Board (since 2021)
•Bloomberg L.P., Board member (since January 2024)
•Black Economic Alliance, Founder & Co-Chairman (since 2018)
•Federal Reserve Bank of New York, Board member (2017-2020)
•President Obama’s Economic Recovery Board
•Marine Corps, Captain (1981-1986)
•B.S. in Computer Science from U.S. Air Force Academy
•M.B.A. from Hampton University
•J.D. from New York Law School
Other Public Company Boards:
•American Express Company (since 2020)
Former Public Company Boards:
•Paramount Global (2006-2024 including service on the Viacom Board)
•Oscar Health, Inc. (2021-2022)
•Oracle Corporation (2003-2010)

4	2026 PROXY STATEMENT

Pamela Thomas-Graham Founder & Chief Executive Officer, Dandelion Chandelier LLC
Age: 62 Director since: February 2020 Current term expires: 2026 Board Committees: Compensation (Chair)

Experience, Skills and Qualifications:
•Leadership experience as a chief executive officer and executive leader of several public and private companies
•Significant expertise in strategic, operational and corporate governance matters on both public and private boards
Background:
•Dandelion Chandelier LLC, a private digital media enterprise focused on the world of luxury, Founder and Chief Executive Officer (since 2016)
•Credit Suisse Group AG, a multinational investment bank and financial services company, held several senior positions, including service on the firm's Executive Board (2010-2016)
•Angelo, Gordon & Co., a privately held investment firm, Managing Director (2008-2010)
•Liz Claiborne Inc. (now Tapestry), an apparel company, Group President (2005-2007)
•CNBC and CNBC.com, a business news channel, President and Chief Executive Officer (1999-2005)
•McKinsey & Co., a global management consulting firm, Partner (1989-1999)
•M.B.A. from Harvard Business School
•J.D. from Harvard Law School
Other Public Company Boards:
•Bumble, Inc. (since 2020)
•Peloton Interactive, Inc. (since 2018)
Former Public Company Boards:
•Rivian Automotive, Inc. (2021-2024)
•Bank of N.T. Butterfield & Son Limited (2017-2024)
•Anthemis Digital Acquisitions I Corp. (2021-2023)
•Norwegian Cruise Line Holdings, Ltd. (2018-2021)
•The Clorox Company (2005-2021)

Compass, Inc.	5

Biographies for Continuing Directors

Frank Martell President, Chief Executive Officer & Director, SmartRent, Inc.
Age: 66 Director since: November 2021 Current term expires: 2028 Board Committees: Audit (Chair) Compensation

Experience, Skills and Qualifications:
•Over 30 years of executive leadership experience in the marketing, financial services and business information industries
•In-depth experience leading real estate analytics and mortgage companies
•Extensive experience in developing and leading big data, analytics and software platforms
Background:
•SmartRent, Inc., a leading provider of smart technology for the multi-family rental industry, President, Chief Executive Officer (since 2025) & Director (since 2024)
•loanDepot, Inc., a mortgage loan originator and servicer, President, Chief Executive Officer & Director (2022-2025)
•CoreLogic, Inc., a global property information, analytics and data-enabled solutions provider, various senior leadership positions, including President and Chief Executive Officer, Chief Operating Officer and Chief Financial Officer (2011-2022) & Director (2017-2022)
•Western Institutional Review Board, a leading provider of review, approval and oversight for clinical research studies, President & Chief Executive Officer (2010-2011)
•Advantage Solutions, a sales and marketing consultancy, Chief Financial Officer (2009-2010)
•Information Services Group, Inc., a technology insights, market intelligence and advisory services company, Chief Financial Officer (2007-2009)
•ACNielsen Corporation, a marketing research firm, various leadership roles including President of Asia Pacific and Emerging Markets, Executive Vice President of the Marketing Information Group, Chief Operating Officer and President of Europe, Middle East and Africa (1996-2006)
•Bank of the West, Board member and Audit Committee Chair (2015-2023)
•US Mortgage Bankers Association, Board member (2017-2020)
•HousingWire Vanguard Award for leadership in the housing industry (2016, 2023 & 2024)
•Inman Impact Award for leadership and impact in the housing industry (2023, 2024 & 2025)
•B.S. in Accounting from Villanova University
Other Public Company Boards:
•SmartRent, Inc. (since June 2024)
Former Public Company Boards:
•CoreLogic, Inc. (2017-2022)
•loanDepot, Inc. (2022-2025)

6	2026 PROXY STATEMENT

Josh McCarter Former Chief Executive Officer, EverPro (a division of EverCommerce, Inc.)
Age: 53 Director since: April 2022 Current term expires: 2027 Board Committees: Nominating & Corporate Governance

Experience, Skills and Qualifications:
•Entrepreneur, visionary, leader
•Experience building and leading technology companies
Background:
•EverPro (a division of EverCommerce, Inc.), a software and payments company for the home services industry, Chief Executive Officer (September 2024-February 2026)
•ShipMonk, Inc., a tech-enabled third party logistics company, Chief Executive Officer & Director (2023-2024)
•Mindbody, Inc., a provider of business management software to the wellness services industry, various senior leadership positions, including Chief Executive Officer, President & Chief Strategy Officer (2018-2022) & Director (2020-2023)
•Booker Software, Inc., a software company, Chief Executive Officer & Director (2010-2018)
•Arbitech, LLC, a software company, President (2003-2010)
•SpaFinder, Inc., an online wellness company, Chief Operating Officer (2000-2002) & Director (2001-2016)
•Autobytel (n/k/a Autoweb), an automotive media and marketing services company, Vice President of Business and International Development (1996-2000)
•B.A. in Political Science and Business from University of California, Los Angeles
•M.B.A. from University of Southern California
Other Public Company Boards: None

Compass, Inc.	7

Robert Reffkin Founder, Chief Executive Officer & Chairman of the Board of Directors, Compass, Inc.
Age: 46 Director since: October 2012 Current term expires: 2028 Board Committees: None

Experience, Skills and Qualifications:
•Deep experience in the real estate industry
Background:
•Compass, Inc., a global real estate service company, Founder, Chief Executive Officer (since 2012) and Interim Principal Financial Officer (2022), Director (since 2012) & Chairman of the Board of Directors (since 2021)
•Goldman Sachs Group, Inc., a multinational investment bank and financial services company, various roles of increasing responsibility, including Chief of Staff to the President and Chief Operating Officer and as a Vice President in the Principal Investment Area (2006-2012)
•The White House, fellow at the Department of Treasury (2005-2006)
•Lazard Ltd, a global financial advisory and asset management firm, Investment Banker (2003-2005)
•McKinsey & Co., a global management consulting firm, Business Analyst (1999-2001)
•America Needs You, a non-profit organization that provides mentorship and career development services to first-generation college students, Founder & Board Member (since 2009)
•B.A. and M.B.A. from Columbia University
Other Public Company Boards: None

8	2026 PROXY STATEMENT

Steven Sordello Former Chief Financial Officer, LinkedIn Corporation
Age: 56 Director since: November 2020 Current term expires: 2027 Board Committees: Audit Nominating & Corporate Governance

Experience, Skills and Qualifications:
•Extensive background in strategy, operational and financial management and M&A
•Corporate leadership as an executive at several technology companies
Background:
•LinkedIn, a business and employment-focused social media platform, Senior Vice President & CFO Emeritus and Chief Financial Officer (2007-2022)
•TiVo, Inc., a digital video recorder services company, Chief Financial Officer (2006-2007)
•AskJeeves, Inc., a question answering e-business, Chief Financial Officer (1999-2005)
•Adobe Systems Incorporated, a software company, senior roles (1994-1999)
•Syntex Corporation, a pharmaceuticals company, senior roles (1992-1994)
•Grafana Labs, Board member (since September 2024)
•Finance Committee at Santa Clara University, member of Board of Trustees, Chair of the Finance Committee (since 2013)
•B.S. in Management and an M.B.A. from Santa Clara University
Other Public Company Boards:
•Atlassian Corporation (since 2015)
Former Public Company Boards:
•Cloudera, Inc. (2014-2019)

Compass, Inc.	9

Dawanna Williams Founder & Managing Principal, Dabar Development Partners
Age: 57 Director since: July 2022 Current term expires: 2028 Board Committees: Audit

Experience, Skills and Qualifications:
•Extensive expertise in the real estate industry as a developer and seasoned corporate attorney
•Leadership expertise in strategic acquisitions and asset management systems
Background:
•Dabar Development Partners, a real estate development and investment firm focused on the conversion, renovation and new constructions of real estate properties primarily in New York City, Founder & Managing Principal (since 2003)
•Victory Education Partners, an education service provider, General Counsel (2010-2013)
•Sidley Austin LLP, a leading law firm, Senior Associate (1999-2003)
•Paul Hastings, LLP, a leading law firm, Associate (1996-1999)
•New York Real Estate Chamber, Board member (since 2014)
•New York City Trust for Cultural Resources, Board member (since 2017)
•Apollo Theater, Board member & Real Estate Committee Chair (since 2018)
•Ares Industrial Real Estate Income Trust, Board member (since 2023)
•A.B. in Economics and Government from Smith College
•M.P.A. from Harvard Kennedy School
•J.D. from University of Maryland Francis King Carey School of Law
Other Public Company Boards:
•ACRES Commercial Realty Corp. (since 2021)
       Former Public Company Boards:
•Focus Impact Acquisition Corp. (2021-2024)

The Board and the Nominating and Corporate Governance Committee believe that the combination of our directors' qualifications, skills and experience contribute to an effective Board and that, individually and collectively, the directors have the necessary qualifications to provide effective oversight of the business and quality advice and counsel to management.

10	2026 PROXY STATEMENT

Our Corporate Governance and Board of Directors
Corporate Governance Highlights
Corporate governance at Compass is designed to promote the long-term interests of our stockholders, strengthen Board and management accountability, oversee risk assessment and management strategies, foster responsible decision-making, engender public trust and demonstrate our commitment to transparency, accountability, independence and inclusion.

•All directors are independent, except our CEO
•Lead independent director elected by independent directors, with significant responsibilities
•Annual performance self-evaluation by the full Board of Directors and each committee to assess the overall performance and effectiveness of the Board of Directors and each committee and to identify opportunities to improve
•Regular executive sessions of independent directors
•Regular review of director and executive succession planning
•Lead independent director empowered to call special Board of Directors meetings at any time for any reason
•Annual review of the Corporate Governance Guidelines and periodic refreshment to ensure alignment with best practices
•Robust engagement with the Board of Directors and business leaders to review short-term plans, long-term strategies, and associated risks
•Prohibition on hedging transactions by employees, including executive officers, and directors
•Pledging transactions subject to approval by our Chief Legal Officer
•Minimum stock ownership requirements for directors and executive officers
•Clawbacks of incentive compensation in the event of a significant financial restatement
•Employee and Director Code of Ethics applies to all directors, officers and employees, with annual re-certification requirements
•Vendors expected to comply with published Vendor Code of Ethics

Board of Directors Composition
The Company’s stockholders elect the Board of Directors, which is the Company’s ultimate decision-making body (except as to matters reserved to, or shared with, the Company’s stockholders). It is the principal duty of the Board of Directors to exercise its powers in accordance with its fiduciary duties to the Company and in a manner that it reasonably believes to be in the best interests of the Company and its stockholders. In doing so, the Board of Directors oversees our business affairs and works with our senior management to determine our strategy and mission. In fulfilling its responsibilities, the Board of Directors is involved in strategic and operational planning, financial reporting, governance, compliance, risk management and setting a tone of business integrity.

Compass, Inc.	11

Our Board of Directors

Name and Principal Occupation	Independent	Age	Director Since	Current Term Expires	Other Public Company Boards	Compass Committee Memberships
						Audit	Compensation	Nominating and Corporate Governance
Allan Leinwand Chief Technology Officer, Webflow, Inc.	✓	59	2022	2026	None		M
Frank Martell President and Chief Executive Officer, SmartRent, Inc.	✓	66	2021	2028	SmartRent, Inc.	C	M
Josh McCarter Former Chief Executive Officer, EverPro	✓	53	2022	2027	None			M
Charles Phillips Co-Founder and Managing Partner, Recognize and Lead Independent Director, Compass, Inc.	✓	66	2020	2026	American Express Company	M		C
Robert Reffkin Founder, Chairman and Chief Executive Officer, Compass, Inc.	X	46	2012	2028	None
Steven Sordello Former Chief Financial Officer, LinkedIn	✓	56	2020	2027	Atlassian Corporation	M		M
Pamela Thomas-Graham Founder and Chief Executive Officer, Dandelion Chandelier, LLC	✓	62	2020	2026	Bumble, Inc. and Peloton Interactive, Inc.		C
Dawanna Williams Founder and Managing Principal, Dabar Development Partners	✓	57	2022	2028	ACRES Commercial Realty Corp.	M
C = Chair   |   M = Member

INDEPENDENCE	AGE

12	2026 PROXY STATEMENT

Board Skills, Knowledge and Experience
Our Nominating and Corporate Governance Committee and Board of Directors carefully evaluate the applicable skills, knowledge and experience of director nominees and strive to create a well-rounded board with the mix of skills, knowledge and experience that would be relevant in light of the current Board composition and business strategy. They also value inclusion and strive to create a board that consists of individuals reflecting a wide range of backgrounds and perspectives, as represented by our employees, agents, and franchisees, as well as the communities in which we operate. They believe that this mix and diversity of perspectives contributes to effective oversight of the management and operations of the Company. They also believe that the current Board of Directors reflects a balanced mix of valuable skills and insightful knowledge and experiences.
The below highlights each current director's specific skills, knowledge and experiences, as well as their backgrounds. For more information about each director’s skills, knowledge and experience, see the sections entitled "Biographies for Class II Director Nominees" and "Biographies for Continuing Directors" in this proxy statement.

	Allan Leinwand	Frank Martell	Josh McCarter	Charles Phillips	Robert Reffkin	Steven Sordello	Pamela Thomas- Graham	Dawanna Williams
Senior Leadership	●	●	●	●	●	●	●	●
Finance		●	●	●		●	●	●
Real Estate Industry		●			●			●
Digital, Innovation, Technology, Cybersecurity	●	●	●	●		●	●
Human Capital Management	●	●	●		●	●	●
Government, Policy, Legal, Regulatory		●		●			●	●
Public Company Board and Corporate Governance	●	●		●		●	●	●

GENDER COMPOSITION	RACIAL COMPOSITION

Compass, Inc.	13

Director Independence
Under the listing rules of the New York Stock Exchange ("NYSE") and our Corporate Governance Guidelines, our Board of Directors must consist of a majority of independent directors at all times. This means, generally, that they will not have any connections to us that could affect their ability to provide impartial oversight. A director will be deemed "independent" only if the Board of Directors affirmatively determines that the director has no material relationship with us that affects the director’s independence from management (either directly or as a partner, stockholder or officer of an organization that has a relationship with us) or that would interfere with the director exercising independent judgment in carrying out the director’s responsibilities.
Additionally, under the NYSE listing rules, our Audit, Compensation, and Nominating and Corporate Governance Committees must consist only of independent directors and under the rules of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), our Audit Committee and Compensation Committee members must also satisfy additional independence criteria.
Our Board of Directors undertakes an annual review of the independence of each director and considers whether each director has a material relationship with us that could compromise their ability to exercise independent judgment in carrying out the director’s responsibilities. Based on the most recent review, our Board of Directors determined that every director except Mr. Reffkin, our Founder and Chief Executive Officer ("CEO"), is independent under the NYSE listing rules and our Corporate Governance Guidelines. In making these determinations, our Board of Directors reviewed and discussed information provided by the directors in an annual questionnaire with regard to each director’s business and personal activities and current and prior relationships as they may relate to us and our management.
Additionally, our Board of Directors undertakes an annual review to ensure that our Audit, Compensation, and Nominating and Corporate Governance Committees consist only of independent directors and our Audit Committee and Compensation Committee members satisfy additional independence criteria under the Exchange Act rules and listing rules of the NYSE. Based on the most recent review, our Board of Directors determined that each director serving on our Audit, Compensation, and Nominating and Corporate Governance Committees is independent under the NYSE listing rules and our Corporate Governance Guidelines and each director serving on our Audit Committee and Compensation Committee satisfies additional independence criteria under the Exchange Act rules and listing rules of the NYSE.
Board Governance Structure
We are committed to strong Board governance structure and our Nominating and Corporate Governance Committee, together with the Board of Directors, periodically reviews and considers whether the current structure remains appropriate, including the classified board and whether to separate or combine the roles of Chairman and CEO and/or appoint a Lead Independent Director, either permanently or for specific purposes.
Based on the most recent review in 2025, it was determined that the classified board and the current leadership structure, where Mr. Reffkin, our CEO, serves as the Chairperson of the Board of Directors and Mr. Phillips serves as the Lead Independent Director, continue to be appropriate and are in the best interests of the Company and our stockholders.
Classified Board
Our current Board of Directors is divided into three classes, with each class representing approximately one-third of the Board. Given the current size of the Board, two of our classes consist of three directors and one class consists of two directors. Each year, one class of directors stands for election for a three-year term. All directors, regardless of the length of their term, have a fiduciary duty under the law to act in a manner they believe to be in the best interests of the Company and all of our stockholders.
While our Nominating and Corporate Governance Committee and the Board of Directors believe that the classified board continues to provide a number of important benefits to the Company and its stockholders at this time, our directors are committed to evaluating the Board structure periodically and making their determination based on then-current facts.

14	2026 PROXY STATEMENT

During the most recent review of the Board structure in 2025, our Nominating and Corporate Governance Committee and the Board of Directors considered a number of factors, including but not limited to:
•Enhances Institutional Knowledge. The classified board structure ensures that at any given time, the Board consists of experienced directors who are familiar with the Company's business, strategic goals, business objectives, risks, specific operating and regulatory environment, history, culture and competition. This is particularly important in the real estate industry, which has in the last several years experienced a significantly pro-longed downturn and is currently undergoing a number of industry-wide changes.
•Promotes Long-Term Focus. The classified board structure helps the Company attract and retain qualified directors who are willing to commit the time and resources necessary to understand the Company's long-term goals and objectives, encourages directors to adopt a long-term focus in overseeing the management and affairs of the Company and allows directors to focus on long-term stockholder value and returns. In contrast, an annual election of all directors can, in some cases, lead to short-term focus or a concentration on only immediate results, which can discourage or impair long-term investments, improvements and initiatives that may be in the best interests of stockholders. Further, our classified board structure strengthens our non-management directors’ independence from special interest groups and other parties with short-term goals that may not be in the best interests of the Company and the stockholders.
•Fosters Stability and Continuity on the Board. In the event of an unsolicited takeover, which at times could be short-term focused and abusive, the classified board structure permits greater time and a more orderly process for directors to consider any takeover bids and to explore all alternatives to maximize stockholder value. Without a classified board, a potential acquirer could gain control of our Board at a single annual meeting by replacing a majority of directors with its own nominees. The classified board also makes it more likely that a potential acquirer will first initiate unsolicited takeover actions through negotiations with the Board of Directors.
Board Leadership Structure
Our corporate governance policies allow the Board of Directors to choose its Chairperson in any way that it considers to be in the best interests of the Company and its stockholders, and the Chairperson can be the Company's CEO or any other executive officer, so long as the Board of Directors, by a majority vote of the independent directors, designates a Lead Independent Director. Our Lead Independent Director presides over periodic meetings of the independent directors, serves as a liaison between the Chairperson, the independent directors and management, and performs such additional duties as our Board of Directors may otherwise determine and delegate. Currently, Mr. Reffkin, who is also the Company's CEO, serves as the Chairperson of our Board of Directors and Mr. Phillips serves as the Lead Independent Director.
As the Company's founder, the CEO since the Company's inception, and the Chairperson of the Board of Directors since the Company went public in April 2021, Mr. Reffkin has deep and unparalleled knowledge of the Company's business and real estate industry. His day-to-day involvement in managing our business allows him to efficiently identify and timely communicate significant business developments, which is important to effective governance. Given this, he is able to lead the Company with a cohesive business strategy with the necessary flexibility to navigate opportunities, challenges and changing needs of the Company while focusing the Board of Directors on the most critical business matters and issues.
Mr. Phillips has been serving as our Lead Independent Director since the Company went public in April 2021. His insightful and sound leadership over the past years have positively contributed to recruiting and nominating strong, independent-minded and committed directors with a wide range of relevant expertise that allows the Board to effectively perform its primary oversight functions, including independent oversight of management, ability to constructively challenge management and foster clear accountability and effective decision-making.

Compass, Inc.	15

The Nominating and Corporate Governance Committee and the Board of Directors believe that Mr. Reffkin's and Mr. Phillips' individual expertise and strengths allow them to effectively work together and facilitate effective oversight, governance and decision-making by the Board of Directors.
Evaluating Director Nominees
The Board of Directors is responsible for nominating persons for election to the Board of Directors and for filling vacancies on the Board that may occur between annual meetings of stockholders, upon the recommendation of the Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee has the primary responsibility for setting the qualifications, expertise and characteristics of members of the Board of Directors and identifies qualified candidates consistent with that criteria. The Nominating and Corporate Governance Committee also periodically reviews the Board’s size, structure and composition. As part of this process, the Nominating and Corporate Governance Committee will consider the size and breadth of our business and will recommend candidates with the goal of developing an experienced and highly qualified Board representing a wide range of backgrounds, perspectives and experiences.
Our Nominating and Corporate Governance Committee selects director nominees based on criteria such as independence, integrity, geography, financial skills and other expertise, breadth of experience, knowledge about our business and industry, willingness and ability to devote adequate time and effort to the Board, ability to contribute to the Board’s overall effectiveness and the needs of the Board and its committees. When helpful, the Nominating and Corporate Governance Committee may retain outside consultants to assist in identifying director candidates and also will consider advice and recommendations from stockholders, management and others.
Any stockholder wishing to recommend a candidate for director should submit the recommendation in writing to Compass, Inc., Nominating and Corporate Governance Committee, 110 5th Avenue, 4th Floor, New York, New York, 10011, Attention: Corporate Secretary. The written submission should comply with all requirements set forth in the Company’s Certificate of Incorporation and Bylaws. The Nominating and Corporate Governance Committee will consider all candidates recommended by stockholders who comply with the foregoing procedures and satisfy the minimum qualifications for director nominees and Board member attributes.
Board Committees
The Board of Directors has three principal standing committees: the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee. Each committee has a written charter that addresses, among other matters, the committee’s purposes and policy, composition and organization, duties and responsibilities and meetings. The committee charters are available in the governance section of our Investor Relations website at https://investors.compass.com/overview/default.aspx under the "Governance" tab. Each charter permits the applicable committee, in its discretion, to delegate all or a portion of its duties and responsibilities to a subcommittee or any member of the committee. Our website is not incorporated by reference into this proxy statement.
The Nominating and Corporate Governance Committee periodically considers and makes recommendations to the Board of Directors regarding the size, structure and composition of the committees. Based on the most recent review, our Nominating and Corporate Governance Committee and Board of Directors determined that the current size, structure and composition of our principal standing committees remains appropriate.
Below is a description of each principal committee of the Board of Directors.

16	2026 PROXY STATEMENT

Audit Committee

MEMBERS:	MEETINGS HELD IN 2025: 5
Frank Martell (Chair) Charles Phillips Steven Sordello Dawanna Williams
KEY RESPONSIBILITIES:
●Overseeing the Company’s accounting and financial reporting processes and internal controls, including audits and the integrity of the Company’s financial statements;
●Overseeing the selection, qualifications, independence and performance of the Company’s independent auditors;
●Overseeing the design, implementation and performance of the Company’s internal audit function;
●Overseeing risk assessment and management (including review of cybersecurity and other information technology risks, controls and procedures, as well as the Company’s plan to mitigate cybersecurity risks and respond to data breaches); and
●Overseeing compliance by the Company with legal and regulatory requirements.
INDEPENDENCE:
The Board of Directors has determined that each member of the Audit Committee meets the independence requirements of the NYSE and the Securities and Exchange Commission ("SEC") and otherwise satisfies the requirements for audit committee service imposed by the Exchange Act.
FINANCIAL LITERACY:
The Board of the Directors has also determined that each member of the Audit Committee is financially literate, and that Mr. Martell satisfies the requirements for an “audit committee financial expert” set forth in the SEC rules.

Compass, Inc.	17

Compensation Committee

MEMBERS	MEETINGS HELD IN 2025: 4
Pamela Thomas-Graham (Chair) Allan Leinwand Frank Martell
KEY RESPONSIBILITIES
●Evaluating, recommending, approving and reviewing executive officer and director compensation arrangements, plans, policies and programs maintained by the Company;
●Administering the Company’s cash-based and equity based compensation plans; and
●Reviewing with management the Company’s organization and people activities.
INDEPENDENCE:
The Board of Directors has determined that each member of the Compensation Committee meets the independence requirements of the NYSE and the SEC.
COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION:
In 2025, Ms. Thomas-Graham, Mr. Leinwand and Mr. Martell served as members of our Compensation Committee. None of these individuals currently are, or have been, an officer or employee of the Company. None of our named executive officers currently serve, or in the past year have served, as a member of the board of directors or compensation committee (or other board committee performing equivalent functions) of any entity that has one or more of its named executive officers serving on our Board or Compensation Committee.

Nominating and Corporate Governance Committee

MEMBERS	MEETINGS HELD IN 2025: 4
Charles Phillips (Chair) Josh McCarter Steven Sordello
KEY RESPONSIBILITIES
●Identifying, considering and recommending candidates for membership on the Board;
●Developing and recommending corporate governance guidelines and policies for the Company;
●Overseeing the leadership structure and evaluation of the Board of Directors and its committees;
●Advising the Board of Directors on corporate governance matters and any related matters required by the federal securities laws; and
●Assisting the Board of Directors in overseeing any Company program relating to corporate responsibility and sustainability.
INDEPENDENCE:
The Board of Directors has determined that each member of the Nominating and Corporate Governance Committee meets the independence requirements of the NYSE.

18	2026 PROXY STATEMENT

Board and Committee Meetings and Attendance
Our Board of Directors typically holds at least four regularly scheduled meetings each year, in addition to special meetings scheduled as appropriate. At each regularly scheduled quarterly Board meeting, a member of each principal Board committee reports on any significant matters addressed by the committee since the last quarterly meeting, and the independent directors have the opportunity to meet in executive session without management or non-independent directors present. The Board of Directors expects that its members will prepare for, attend and participate in, all Board and committee meetings.
Our Board met 12 times during 2025. All directors attended at least 75 percent of the aggregate of the total meetings of the Board and committees on which they served.
All directors are expected to attend the Annual Meeting, and all directors attended the 2025 Annual Meeting.
Role of the Board of Directors in Risk Oversight
As with any other business, we face a number of risks and a sound risk management framework is critical to our success. Management is responsible for the day-to-day oversight and management of strategic, financial, business and operational, legal and compliance, and cybersecurity and information technology risks, while our Board of Directors, directly and through its committees, is responsible for the overall risk assessment and oversight of our risk management framework, which is designed to identify, assess, and manage risks to which our Company is exposed, as well as to foster a corporate culture of integrity.
We believe that our leadership structure supports the Board’s risk oversight function. A strong independent director serves as the Lead Independent Director and on our Audit Committee, the committee most directly involved in the risk oversight function, there is open communication between management and the Board, and all directors are involved in the risk oversight function.
Our Board of Directors regularly reviews our strategic, business and operational risks in the context of regular discussions with management and reports from the management team at Board meetings. Our Board of Directors also receives regular reports from our principal committees about specific risks that each committee is tasked to oversee.
The Audit Committee is responsible for oversight of the Company’s major financial, enterprise, legal, regulatory, and compliance risks as well as exposures and risks in other areas as the Audit Committee deems necessary or appropriate from time to time. The Audit Committee also oversees the steps management has taken to monitor or mitigate such risks and exposures, including the Company’s procedures and any related policies with respect to risk assessment and risk management. Additionally, the Audit Committee is also tasked with oversight of the Company’s cybersecurity and other information technology risks, controls and procedures, working with the Company's Chief Information Security Officer to assess and mitigate cybersecurity risks.
The Compensation Committee is responsible for oversight of the Company’s major compensation-related risk exposures, as well as the steps management has taken to monitor or mitigate such exposures.
The Nominating and Corporate Governance Committee is responsible for oversight of the Company’s programs related to corporate responsibility and sustainability.
Board of Directors and Committee Self-Evaluations
Under our Corporate Governance Guidelines, the Board and each of its committees are required to perform annual self-evaluations to assess the overall performance and effectiveness of the Board and each committee and to identify opportunities to improve. In accordance with good governance practices and its charter, the Nominating and Corporate Governance Committee oversees the annual self-evaluation process. For the 2025 Board and committee self-evaluations, the Nominating and Corporate Governance Committee, in consultation with our Chairperson, Lead Independent Director and General Counsel, selected a written questionnaire format with an optional interview with our Lead Independent

Compass, Inc.	19

Director. Written questionnaires were provided to each Board member that addressed oversight with respect to strategy, risk management, and long-term operational and financial planning, as well as Board and committee structure and composition, interactions with, and evaluation of, management, and Board processes. Directors were also given an opportunity to meet with our Lead Independent Director to discuss any matters in a one-on-one confidential live setting. The Board self-evaluation responses will be reviewed on an anonymized basis with the full Board, and committee self-evaluation responses will be reviewed by each committee, in each case in executive session. Feedback from the evaluations facilitates strategic Board and committee discussions and informs Board and committee enhancements.
Executive Succession Planning
The Board recognizes the importance of effective executive leadership to Compass' success and reviews executive succession planning on a regular basis. As part of this process, the Board reviews and discusses the capabilities of our executive management, as well as succession planning and potential successors for the CEO and our other executive officers. The process includes consideration of organizational and operational needs, competitive challenges, leadership, management potential and development and emergency situations.
Corporate Governance Guidelines and Code of Ethics
Our Corporate Governance Guidelines reflect the Board’s strong commitment to sound corporate governance practices and to effective policy and decision making at both the Board of Directors and management level, with a view to enhancing long-term value for the Company’s stockholders. The Corporate Governance Guidelines assist the Board of Directors in the exercise of governance responsibilities and serve as a framework within which the Board of Directors may conduct business.
The Board of Directors also adopted the Employee and Director Code of Ethics and Vendor Code of Ethics. The Employee and Director Code of Ethics serves as a guide to help answer potential legal and ethical questions that may arise and apply to our employees, officers and members of our Board of Directors. The Vendor Code of Ethics imposes similar requirements on our agents, independent contractors, vendors, suppliers, and other business partners.
The Corporate Governance Guidelines, Employee and Director Code of Ethics and Vendor Code of Ethics are available in the governance section of our Investor Relations website at https://investors.compass.com/overview/default.aspx under the "Governance" tab.
Insider Trading, Hedging and Pledging Policies
We have adopted an insider trading policy applicable to our employees (including executive officers), directors, contractors (excluding agents), consultants and certain other persons (collectively, "covered persons") that applies to the purchase, sale and other disposition of our securities. We believe the policy is reasonably designed to promote compliance with insider trading laws, rules, and regulations and the NYSE listing rules. Among other things, our insider trading policy (i) prohibits trading by covered persons in our securities while aware of material, non-public information about the Company or in the securities of other publicly traded companies while aware of material, non-public information about such companies gained in the course of working for the Company, and misusing such information, such as by "tipping" material, non-public information or making unauthorized disclosure and (ii) sets forth our quarterly trading windows, our pre-clearance procedures (and who is subject to such procedures) and requirements pertaining to trading plans that meet the requirements of Rule 10b5-1 under the Exchange Act. The policy also requires the Company to comply with applicable laws when trading in its own securities. Our insider trading policy was filed as Exhibit 19.1 to our annual report on Form 10-K for the year ended December 31, 2025 filed with the SEC on February 27, 2026 (the "Annual Report").
Our insider trading policy prohibits, among other things, our employees, including our executive officers, and directors, from making short sales and engaging in hedging or monetization transactions involving our securities, and, except in order to exercise stock options that we issued, engaging in transactions involving options or other derivatives securities, such as puts or calls, whether such securities are granted as compensation or are held, directly or indirectly, by the employee or director. In addition, our insider trading policy prohibits our employees, including our executive officers,

20	2026 PROXY STATEMENT

and directors from pledging our securities as collateral absent previous approval by our Chief Legal Officer, which shall only be granted in accordance with our pledging guidelines. Our pledging guidelines prohibit pledges of our securities as collateral for "purpose" based margin loans and restrict pledges for other loans. Under our pledging guidelines, our Chief Legal Officer is authorized to approve pledges of our securities by our executive officers only when a loan does not exceed $20 million and pledged securities do not exceed 20% of all outstanding securities held by the pledging executive officer.
Director Compensation
The Compensation Committee is responsible for reviewing and making recommendations to the Board of Directors regarding compensation paid to non-employee directors for their Board and committee service. The Compensation Committee reviews the non-employee director compensation policy annually to ensure its competitiveness in relation to the general market and the Company’s compensation peer group.
Cash Compensation. Under our non-employee director compensation policy, non-employee directors are entitled to receive the following annual cash compensation in respect of their services on the Board of Directors and principal committees:

Board Member Fee	$50,000
Lead Independent Director Service Fee	$50,000
Chairperson of the Audit Committee Fee	$20,000
Audit Committee Member Fee	$10,000
Chairperson of the Compensation Committee Fee	$15,000
Compensation Committee Member Fee	$7,500
Chairperson of the Nominating and Corporate Governance Committee Fee	$10,000
Nominating and Corporate Governance Committee Member Fee	$5,000
Each of the above fees are payable in cash unless the non-employee director elects in advance to receive their applicable fees in the form of restricted stock units ("RSUs") granted under the Company’s 2021 Equity Incentive Plan (the "2021 EIP").
Equity Compensation. Under our non-employee director compensation policy, in addition to the above-described cash compensation, non-employee directors are also entitled to receive an annual RSU award with a value equal to $225,000 (the "Annual Award"), following the Annual Meeting. The Annual Award will fully vest on the earlier of (i) the date of the next annual meeting of the Company’s stockholders and (ii) the date that is one year following the Annual Award grant date, in each case, so long as the non-employee director continues to provide services to the Company through the applicable vesting date.
Deferred Compensation. On May 29, 2025, the Company adopted the Compass Inc. Deferred Compensation Plan for Directors & Employees (the "DCP"). The DCP is a non-qualified deferred compensation plan that allows the Company's independent directors and eligible executives selected by the Compensation Committee to defer the receipt of taxable income on up to 100% of their cash and equity director fees in a manner intended to comply with Section 409A of the Code.

Compass, Inc.	21

2025 Director Compensation Table
The table below provides information regarding the total compensation of the non-employee directors who served on our Board of Directors during 2025. Mr. Reffkin was our only employee director in 2025 and received no compensation for his service as a director on the Board. Other than as set forth in the table below, during 2025, we did not pay any fees to, make any equity awards or non-equity awards to, or pay any other compensation to the non-employee directors.

	Fees Earned or	Stock
	Paid in Cash	Awards	Total
Name	($)(1)	($)(2)	($)
Allan Leinwand	57,500	206,788	264,288
Frank Martell	77,500	206,788	284,288
Josh McCarter	55,000	206,788	261,788
Charles Phillips	120,000	206,788	326,788
Steven Sordello	65,000	206,788	271,788
Pamela Thomas-Graham	65,000	206,788	271,788
Dawanna Williams	60,000	206,788	266,788

(1) The amounts in this column reflect the cash fees earned by each non-employee director in 2025, including, to the extent applicable, any cash amounts elected to be deferred pursuant to the DCP, without regard to any such election. In 2025, Mr. Martell elected to defer a portion of his 2025 annual cash fees pursuant to the DCP. None of our other non-employee directors elected to defer amounts under the DCP during 2025. In 2025, Mr. Sordello elected to receive 11,092 RSUs in lieu of his $65,000 aggregate cash fees. None of our other non-employee directors elected to receive RSUs in lieu of cash during 2025.
(2) Each non-employee director was granted an annual equity award of 35,288 RSUs on May 22, 2025. The amounts in this column do not reflect the actual economic value realized by each non-employee director. In accordance with SEC rules, the amounts reported in this column represent the aggregate grant date fair value of the applicable non-employee director's stock award, calculated in accordance with ASC 718. For additional information, see Notes 2 and 13 to our consolidated financial statements included in our Annual Report.

The aggregate number of unvested stock awards and the aggregate number of unexercised option awards outstanding as of December 31, 2025 for our non-employee directors were as follows:

Name	Unvested Stock Awards	Unexercised Option Awards
Allan Leinwand	35,288	–
Frank Martell	35,288	–
Josh McCarter	35,288	–
Charles Phillips	35,288	194,460
Steven Sordello	40,834	194,460
Pamela Thomas-Graham	35,288	167,588
Dawanna Williams	35,288	–

22	2026 PROXY STATEMENT

Related Party Transactions
Our Board of Directors adopted a written policy governing the review and approval of related party transactions. The policy, which is administered by our Nominating and Corporate Governance Committee, applies to any transaction or series of transactions in which (1) the Company or any of its consolidated subsidiaries is a participant and (2) a related party under the policy has a direct or indirect material interest. The policy defines a "Related Party" to include directors, director nominees, executive officers, significant stockholders or an immediate family member of any of these persons.
Our Nominating and Corporate Governance Committee has the primary responsibility for reviewing and approving or disapproving related party transactions under our policy. In a situation in which a member of the Nominating and Corporate Governance Committee is a related party in the transaction, then the Audit Committee will review the transaction.
Under our policy, any transaction we undertake with a Related Party, irrespective of the amounts involved, must be submitted to our Chief Legal Officer for his determination of the approval under the policy. Our Chief Legal Officer will refer to the Nominating and Corporate Governance Committee any Related Party transaction and any other transaction that he otherwise determines should be considered for evaluation by the Nominating and Corporate Governance Committee consistent with the purpose of the policy. The Nominating and Corporate Governance Committee will be provided with all relevant information, including the Related Party's interest in the transaction and the rationale and terms of the transaction. The Nominating and Corporate Governance Committee may impose such conditions as it deems appropriate on the Company or on the Related Party in connection with approving the proposed transaction. Once the decision is made, the decision, including any conditions imposed on the transaction, will be conveyed to our Chief Legal Officer, who then will convey the decision to the appropriate people within the Company.
Additionally, the Nominating and Corporate Governance Committee is required to review annually any previously approved or ratified transactions with Related Parties that remain ongoing and that have a remaining term of more than six months.
A transaction with a Related Party entered into without pre-approval of the Nominating and Corporate Governance Committee will not be deemed to violate the policy or be invalid or unenforceable, provided that the transaction is brought to the Nominating and Corporate Governance Committee as promptly as reasonably practicable after it is entered into or after it becomes reasonably apparent that the transaction is covered by the policy.
There were no transactions required to be reported in this proxy statement since the beginning of fiscal year 2025.

Compass, Inc.	23

Corporate Responsibility Highlights
Human Capital Management and Our Culture
We believe that our long-term success is based on attracting, developing, and retaining talented employees who espouse our entrepreneurship principles which define our culture: dream big; move fast; learn from reality; be solutions-driven; obsess about opportunity; collaborate without ego; maximize your strengths; and bounce back with passion.
It is important to us that our Company is a truly great place to work - a place where our employees feel like they belong, are set up for success and can grow. To further this human capital management strategy, we focus on providing training and development opportunities to promote professional development and advancement within the Company, seek employee feedback regularly through engagement surveys and cultivate a workplace that embraces inclusion.
Professional Development
Employee training and development is critical to our Company, and we believe that investment in our employees will help us achieve our long-term success. We are committed to providing various training programs and professional development opportunities to our employees so that they can develop critical soft and technical skills and capabilities necessary to excel in their current roles and advance their careers.
Employee Engagement
We strongly value our employee engagement and it is our culture to seek employee feedback regularly. We periodically obtain employee feedback via online employee engagement surveys. Through the surveys, we measure how successful our employees think we have been in establishing our culture, employee engagement, overall employee job satisfaction and employee work-life balance. We use survey results to improve our employees’ experience, refocus the emphasis we put on various aspects of our employees’ relationship to our Company and improve our employee benefit offerings.
Diversity
Cultivating a workplace that embraces inclusion is important to us. We do so by fostering an open environment through our employee-led affinity groups available to all of our employees. We have over 10 employee affinity groups, including Black at Compass, Out at Compass, Veterans at Compass, Moms at Compass, Indigenous at Compass and Latinx at Compass. Our affinity groups provide extraordinary programming open to all our employees ranging from discussions, panels, volunteer opportunities, and social events. Additionally, we offer special programming to recognize Black History Month, Women’s History Month, AAPI Heritage Month, LGBTQ+ Pride Month, Latinx Heritage Month, National Native American Heritage Month and Juneteenth.
Environmental Sustainability
We are committed to considering sustainability in our operations. Our technology platform operates in a cloud-based model, allowing our agents to provide their services remotely without the need to have a physical office. While we continue to have physical offices, we thoughtfully locate them in population centers and they are no larger than needed for our agents to service their clients. We believe that our platform has allowed, and will continue to allow us, to have a smaller physical geographical footprint than would be needed without the platform, thereby reducing our already limited environmental footprint.

24	2026 PROXY STATEMENT

Proposal 2: Ratification of the Appointment of PricewaterhouseCoopers LLP as Our Independent Public Accounting Firm for 2026

The Audit Committee, which consists entirely of independent directors, is directly responsible for the appointment, compensation, retention and oversight of the Company’s independent auditor. The Audit Committee has appointed PricewaterhouseCoopers LLP ("PwC") as our independent public accounting firm for the fiscal year ending December 31, 2026. We believe that PwC offers services on par with the best in their industry and is sufficiently qualified to conduct their duties as our independent auditor. Additionally, PwC has served as our independent public accounting firm since 2014, and we believe continuation of their service would be in the best interest of the Company and our stockholders. Accordingly, we are asking our stockholders to ratify the appointment of PwC as our independent auditor for 2026. Although our governing documents do not require us to submit this matter to stockholders, we are submitting the appointment of PwC for ratification by our stockholders because we value our stockholders’ views on the Company’s independent auditors and as a matter of good corporate practice.
In the event that the appointment of PwC is not ratified by our stockholders, the Audit Committee will consider this outcome of the vote in its appointment process in the future. Even if the appointment is ratified, the Audit Committee, in its discretion, may appoint a different independent public accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and our stockholders.
Representatives of PwC are expected to be present at the Annual Meeting to answer appropriate questions and make a statement if they desire to do so.

The Board of Directors and the Audit Committee recommend a vote "FOR" the ratification of the appointment of PwC as our independent public accounting firm for the fiscal year ending December 31, 2026.

Compass, Inc.	25

Audit Committee Report

The Audit Committee operates under a written charter adopted and annually reviewed by the Board of Directors. The current members of the Audit Committee are Messrs. Martell (Chairman), Phillips and Sordello and Ms. Williams. Our Board of Directors has determined that each member of the Audit Committee meets the independence requirements of the NYSE and the SEC, and otherwise satisfies the requirements for audit committee service imposed by the Exchange Act. In addition, the Board of Directors has determined that Mr. Martell is an "audit committee financial expert" as defined by applicable SEC rules.
The Audit Committee relies on the expertise and knowledge of management and the Company’s independent public accounting firm in carrying out its oversight responsibilities. Management and the independent public accounting firm are responsible for ensuring the preparation and audit of financial statements are in compliance with generally accepted accounting principles in the United States of America ("GAAP").
During 2025 and early 2026, among other actions, the Audit Committee:
●reviewed and discussed with management, our internal auditors and PwC, Compass’ annual audited and quarterly unaudited financial statements;
●reviewed and discussed with PwC the matters required to be discussed by the applicable requirements of the SEC and Public Company Accounting Oversight Board ("PCAOB");
●reviewed and discussed with management and PwC, management’s report and PwC’s report on internal control over financial reporting in accordance with Section 404 of the Sarbanes-Oxley Act of 2002; and
●received written disclosures and a letter from PwC pursuant to applicable PCAOB requirements regarding PwC's communications with the Audit Committee concerning independence and discussed with PwC auditor independence.
Based on the Audit Committee’s review and discussions described above, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2025.
Respectfully submitted by the members of the Audit Committee of the Board of Directors:
Frank Martell (Chair)
Charles Phillips
Steven Sordello
Dawanna Williams

The information contained in the preceding Audit Committee Report shall not be deemed to be soliciting material or filed with the SEC, nor shall such information be incorporated by reference into any prior or future filing under the Securities Act or the Exchange Act, except to the extent that the Company specifically incorporates the Audit Committee Report by reference in such filing.

26	2026 PROXY STATEMENT

Audit Committee Policy on Pre-Approval of Audit and Permissible Non-Audit Services of Independent Public Accounting Firm
The Audit Committee has adopted a policy requiring pre-approval of all audit and permissible non-audit related services provided to the Company by the independent public accounting firm. Under this policy, the Audit Committee is responsible for reviewing the scope of the services to be provided and pre-approving the fees for these services. These services may include audit services, audit-related services, tax services and other services.
The scope of and the fees for all of the services listed in the table under "Fees Paid to the Independent Public Accounting Firm" were approved by the Audit Committee.
Fees Paid to the Independent Public Accounting Firm
The following table presents fees for professional audit services and other services rendered to us by PwC for our fiscal years ended December 31, 2025 and December 31, 2024.

	2025	2024
Audit Fees(1)	$2,630,000	$2,469,000
Audit-Related Fees(2)	1,449,000	205,000
Tax Fees(3)	200,000	227,000
Other Fees(4)	339,000	665,000
Total Fees	$4,618,000	$3,566,000

(1) Includes fees for audit services primarily related to the audit of our annual consolidated financial statements and internal control over financial reporting; the review of our quarterly consolidated financial statements; consents and assistance with and review of documents filed with the SEC; and other accounting and financial reporting consultation and research work billed as audit fees or necessary to comply with the standards of the PCAOB.
(2) Includes fees for assurance and related services, including consultation on technical accounting matters and comfort letters, reasonably related to the performance of the audit or review of our financial statements. The increase in fees from 2024 primarily reflects services rendered in connection with acquisitions completed and/or announced in 2025, including the review of required financial statements for the related filings.
(3) Includes fees for tax compliance and advice. Tax advice fees encompass a variety of permissible tax services, including technical tax advice related to federal and state and international income tax matters, assistance with sales tax and assistance with tax audits.
(4) Includes fees for services other than the services reported in audit fees, audit-related fees, and tax fees. Such fees include permissible quality of earnings and due diligence engagements related to acquisitions and subscription costs relating to accounting research tools.

The Audit Committee has reviewed the provision of all services provided by PwC, including the non-audit services and other services listed in the above table, and determined that all services provided were compatible with PwC’s independence.

Compass, Inc.	27

Security Ownership of Certain Beneficial Owners and Management
The following table presents certain information with respect to the beneficial ownership of our common stock as of March 17, 2026 for:
●each of our directors;
●each of our named executive officers ("NEOs");
●all of our current directors and executive officers as a group; and
●each stockholder known by us to be the beneficial owner of more than 5% of our Class A or Class C common stock.
We have determined beneficial ownership in accordance with the rules of the SEC, and thus it represents sole or shared voting or investment power with respect to our securities. Unless otherwise indicated below, to our knowledge, based on information furnished to us, the persons and entities named in the table have sole voting and investment power with respect to all shares they beneficially own, subject to applicable community property laws.
We have based our calculation of the percentage of beneficial ownership on 736,022,956 shares of our Class A common stock, no shares of our Class B common stock, and 10,122,433 shares of our Class C common stock outstanding as of March 17, 2026. We have deemed shares of our common stock subject to stock options that are currently exercisable or exercisable within 60 days of March 17, 2026 or issuable pursuant to RSUs which are subject to vesting and settlement conditions expected to occur within 60 days of March 17, 2026, to be outstanding and to be beneficially owned by the person holding the stock option or RSU for the purpose of computing the percentage ownership of that person. We did not deem these shares outstanding, however, for the purpose of computing the percentage ownership of any other person.
Each share of Class A common stock is entitled to one vote per share. Shares of Class B common stock do not have voting rights. Each share of Class C common stock is entitled to 20 votes per share.
Unless otherwise indicated, the address of each beneficial owner in the table below is c/o Compass, Inc., 110 Fifth Avenue, 4th Floor, New York, New York 10011.

28	2026 PROXY STATEMENT

	Class A		Class C
Name of Beneficial Owner	Shares	% of Class	Shares	% of Class	% Total Voting Power
5% Stockholders:
The Vanguard Group(1)	67,200,057	9.1	—	—	7.2
FMR LLC(2)	66,715,565	9.1	—	—	7.1
NEOs and Directors:
Robert Reffkin(3)	8,343,912	1.1	10,122,433	100	22.5
Scott Wahlers(4)	621,852	*	—	—	*
Bradley Serwin(5)	705,088	*	—	—	*
Kalani Reelitz(13)	811,932	*	—	—	*
Allan Leinwand(6)	181,640	*	—	—	*
Frank Martell(7)	248,233	*	—	—	*
Josh McCarter(8)	217,447	*	—	—	*
Charles Phillips(9)	431,102	*	—	—	*
Steven Sordello(10)	441,817	*	—	—	*
Pamela Thomas-Graham(11)	354,176	*	—	—	*
Dawanna Williams(12)	203,017	*	—	—	*
All current directors and executive officers as a group (10 Persons)	11,143,832	1.5	10,122,433	100	22.9
* Represents beneficial ownership of less than one percent (1%) of the outstanding shares of our common stock.
(1) Based solely on information on Schedule 13G/A filed with the SEC on November 12, 2024, The Vanguard Group has shared voting power over 715,118 shares, sole dispositive power over 66,102,830 shares, and shared dispositive power over 1,097,227 shares of Class A common stock. The address of The Vanguard Group is 100 Vanguard Blvd., Malvern, PA 19355.
(2) Based solely on information on Schedule 13G/A filed with the SEC on November 5, 2025, FMR LLC has sole voting power over 66,701,090.63 shares and sole dispositive power over 66,715,565.04 shares of Class A common stock. The address of FMR LLC is 245 Summer Street, Boston, MA 02210.
(3) Consists of (i) 515,796 shares of Class A common stock held directly; and (ii) 4,148,000 shares of Class A common stock owned by the 2021 Reffkin Remainder Interest Trust; (iii) 3,190,870 shares of Class A common stock owned by the Reffkin Investment II Corp; (iv) 411,111 shares of Class A common stock owned by The Ruth Reffkin Family Trust; (v) 78,135 shares of Class A common stock held of record by Reffkin 2022 Family Trust; (vi) 5,997,433 shares of Class C common stock owned directly by Mr. Reffkin; and (vii) 4,125,000 shares of Class C common stock owned by Reffkin Investment I Corp.
(4) Consists of (i) 277,822 shares of Class A common stock; (ii) 35,460 shares of Class A common stock issuable upon settlement of PSUs for which the performance-based vesting condition would be satisfied within 60 days of March 17, 2026 (a portion of which will be withheld at settlement to satisfy tax withholding obligations); and (iii) 308,570 shares of Class A common stock subject to stock options that are exercisable within 60 days of March 17, 2026.
(5) Consists of (i) 258,712 shares of Class A common stock; (ii) 17,730 shares of Class A common stock issuable upon settlement of PSUs for which the service-based vesting condition would be satisfied within 60 days of March 17, 2026 (a portion of which will be withheld at settlement to satisfy tax withholding obligations); and (iii) 428,646 shares of Class A common stock subject to stock options that are exercisable within 60 days of March 17, 2026.
(6) Consists of (i) 146,352 shares of Class A common stock held indirectly by a trust; and (ii) 35,288 shares of Class A common stock issuable upon settlement of RSUs for which the service-based vesting condition would be satisfied within 60 days of March 17, 2026.
(7) Consists of (i) 182,945 shares of Class A common stock held directly; (ii) 30,000 shares of Class A common stock held indirectly by a trust; and (iii) 35,288 shares of Class A common stock issuable upon settlement of RSUs for which the service-based vesting condition would be satisfied within 60 days of March 17, 2026.
(8) Consists of (i) 182,159 shares of Class A common stock held indirectly by a trust; and (ii) 35,288 shares of Class A common stock issuable upon settlement of RSUs for which the service-based vesting condition would be satisfied within 60 days of March 17, 2026.
(9) Consists of (i) 194,460 shares of Class A common stock subject to stock options that are exercisable within 60 days of March 17, 2026; (ii) 35,288 shares of Class A common stock issuable upon settlement of RSUs for which the service-based vesting condition would be satisfied within 60 days of March 17, 2026; and (iii) 201,354 shares of Class A common stock.
(10) Consists of (i) 209,296 shares of Class A common stock; (ii) 194,460 shares of Class A common stock subject to stock options that are exercisable within 60 days of March 17, 2026; and (iii) 38,061 shares of Class A common stock issuable upon settlement of RSUs for which the service-based vesting condition would be satisfied within 60 days of March 17, 2026.
(11) Consists of (i) 151,300 shares of Class A common stock; (ii) 167,588 shares of Class A common stock subject to stock options that are exercisable within 60 days of March 17, 2026; and (iii) 35,288 shares of Class A common stock issuable upon settlement of RSUs for which the service-based vesting condition would be satisfied within 60 days of March 17, 2026.
(12) Consists of (i) 167,729 shares of Class A common stock; and (ii) 35,288 shares of Class A common stock issuable upon settlement of RSUs for which the service-based vesting condition would be satisfied within 60 days of March 17, 2026.
(13) Based on the Company's best estimate of former executive officer's ownership as of his last day of employment with the Company.

Compass, Inc.	29

Information About Our Executive Officers

Our Executive Officers

Robert Reffkin Founder and Chief Executive Officer and Chairman of the Board of Directors
Mr. Reffkin’s career highlights are set forth in "Biographies for Continuing Directors" above.

Scott Wahlers Chief Financial Officer
Career Highlights
Mr. Wahlers, age 54, has served as our Chief Financial Officer since August 2025 and served as our Chief Accounting Officer for 7 years, until March 2026. During his service as Chief Accounting Officer, Mr. Wahlers was responsible for a significant portion of our finance organization, including accounting, SEC reporting, treasury, tax, and financial planning and analysis. Mr. Wahlers also played a pivotal role in building our finance team and was a key contributor to our 2021 initial public offering and the restructuring programs initiated in 2022 that reduced our operating expenses by over $600 million. Before joining Compass in 2018, Mr. Wahlers spent 16 years at WebMD, where he served as Vice President of Finance, Controller, and Treasurer. His experience at WebMD and its related companies encompassed diverse roles in accounting, tax, strategic finance, and business integration, contributing to numerous transactions such as mergers and acquisitions, divestitures, initial public offerings, debt offerings, and the 2017 leveraged buyout of WebMD. Mr. Wahlers began his career with eight years in public accounting at Arthur Andersen LLP, specializing in auditing and business advisory services. Mr. Wahlers is a Certified Public Accountant and graduated from Susquehanna University with a degree in Accounting.

Ethan Glass Chief Legal Officer and Corporate Secretary
Career Highlights
Mr. Glass, age 49, became an executive officer of the Company effective January 2026 and has served as our Chief Legal Officer and Corporate Secretary since September 2025. Mr. Glass has decades of experience leading antitrust matters in the real estate industry. Prior to joining Compass, Mr. Glass served as Partner, and then Head of the Global Antitrust and Competition Practice, at Cooley LLP, a leading technology law firm, from 2022 to 2025. Prior to Cooley, Mr. Glass served as Partner, and then Chair of the Antitrust Investigations and Government Enforcement Practice, at Quinn Emanuel Urquhart & Sullivan, a leading litigation law firm, from 2016 to 2022. From 2007 to 2016, Mr. Glass served as an attorney at the Department of Justice (DOJ) Antitrust Division, first as trial attorney, then as an assistant chief, where he led teams that investigated and sued Multiple Listing Service (MLS) organizations for anticompetitive conduct. Mr. Glass holds a B.A. from the University of Arizona and a J.D. from the University of Minnesota.

30	2026 PROXY STATEMENT

Proposal 3: Advisory Vote to Approve 2025 Named Executive Officer Compensation ("Say-on-Pay Vote")
Each year, we ask our stockholders to vote on an advisory basis to approve the compensation paid to our NEOs ("say-on-pay") as described in the Compensation Discussion and Analysis and the compensation table sections of this proxy statement.
The Compensation Committee is committed to an executive compensation program that is transparent and simple, that appropriately incentivizes our executive officers and aligns with stockholder interests and external expectations and that enables us to effectively compete for, attract and retain top talent so we can build the strongest possible leadership team for the Company. The Compensation Committee believes that our executive officers, including our NEOs, were compensated appropriately and in a way that provided proper incentives to them, ensured alignment with stockholders’ interests and supported long-term value creation. As you decide how to vote on this proposal, the Board encourages you to read the Compensation Discussion and Analysis and the compensation table sections of this proxy statement.
At the Annual Meeting, stockholders will vote on the following advisory resolution regarding the compensation of NEOs as described in this proxy statement.
"RESOLVED, that the Company’s stockholders approve, on an advisory basis, the compensation of the named executive officers, as disclosed in the Company’s Proxy Statement for the 2026 Annual Meeting of Stockholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the 2025 Summary Compensation Table and the other related tables and disclosures."
This say-on-pay vote is advisory, and therefore not binding on the Company, the Board or the Compensation Committee. However, the Board and the Compensation Committee value the opinions of our stockholders and will take into account the outcome of this vote in considering future compensation arrangements. We expect that the next say-on-pay vote will occur at Compass' 2027 annual meeting of stockholders.

The Board of Directors recommends a vote "FOR" the advisory approval of the 2025 named executive officer compensation.

Compass, Inc.	31

Compensation Discussion and Analysis
The following compensation discussion and analysis of our executive compensation includes the philosophy, objectives, and design of our compensation-setting process, the components of our executive compensation program, and the decisions made for compensation in respect of 2025 for our NEOs, and should be read together with the compensation tables and related disclosures set forth below. The discussion in this section contains forward-looking statements that are based on our current considerations and expectations relating to our executive compensation programs and philosophy. As our business and our needs evolve, the actual amount and form of compensation and the compensation programs that we adopt may differ materially from current or planned programs as summarized in this section.
2025 Company Performance Highlights
Business and Operational Performance
While 2025 showed signs of slight improvement, the real estate market continued to be challenging. Despite that, we remained focused on our strategy, continued to execute on our core business objectives and announced our successful combination with Anywhere Real Estate, Inc., which closed on January 9, 2026. Our business and operational highlights during 2025 include:

FY 2025 Gross Transaction Value $267.0B +23.2% Y-o-Y	FY 2025 Total Transactions 250,360 +22.1% Y-o-Y

Q4 2025 Number of Principal Agents(1) (2) 21,190 +19.4% Y-o-Y	Q4 2025 Number of Total Agents(1) (3) 37,000 +10.56% Y-o-Y

(1) Number of Principal Agents represents the number of agents who are leaders of their respective agent teams or individual agents operating independently on our platform. The Number of Principal Agents and Total Agents are based on the quarter end count.
(2) Reflects the impact from a prior-period correction of 493 non-producing Principal Agents that had been incorrectly included as Principal Agents in connection with acquisitions completed during the second quarter of 2024.
(3) Represents real estate professionals at our owned-brokerage business. In October 2025, we divested our Latter & Blum Texas business, which reduced our total agent count by approximately 900.

Financial Performance
We had another strong year in 2025 and continued to outperform the overall real estate market. Our financial performance highlights include:

FY 2025 Revenue $6,961.6M +23.7% Y-o-Y	FY 2025 Adjusted EBITDA(1) $293.4M +$167.4M Y-o-Y

FY 2025 Free Cash Flow(1) $203.3M +$97.5M Y-o-Y	FY 2025 Adjusted EBITDA Margin(1) 4.2% +200 bps Y-o-Y

(1) See "Annex" for definitions and a reconciliation of GAAP to Non-GAAP measures.

32	2026 PROXY STATEMENT

2025 NEOs: Robert Reffkin Founder, Chairman, and Chief Executive Officer Scott Wahlers(1) Chief Financial Officer	Kalani Reelitz(2) Former Chief Financial Officer Bradley Serwin(3) Former General Counsel and Corporate Secretary
(1) Mr. Wahlers, the Company’s Chief Accounting Officer from March 31, 2021 to March 1, 2026, was appointed to serve as the Company’s Chief Financial Officer, effective August 22, 2025, the date of Mr. Reelitz’ resignation.
(2) On July 24, 2025, Mr. Reelitz notified the Company of his intention to resign his employment with the Company effective August 22, 2025.
(3) On September 9, 2025, the Company announced that Mr. Serwin will transition from his role as the Company’s General Counsel and Corporate Secretary, effective December 31, 2025.

Compensation Philosophy, Objectives and Design
Philosophy
We compete in highly dynamic and quickly changing real estate and technology markets and believe that in order for us to be successful in attracting and retaining an experienced executive team, we must have a robust executive compensation program that provides proper incentives to our executive officers while focusing on individual and overall company performance. We believe our executive compensation program will enable us to achieve our short-term and long-term strategic objectives, while creating sustainable long-term value for our stockholders that facilitate and support our growth.
Objectives
Our 2025 executive compensation program was designed to achieve the following objectives:
●Attract, retain, and motivate talented executive officers whose skills, experience, and performance are critical to achieve our short-term and long-term financial and strategic objectives;
●Encourage our executive officers to reinforce our values;
●Align compensation incentives with performance and stockholder value;
●Reward our executive officers for their performance and contributions;
●Motivate our executive officers to achieve our short-term and long-term strategic objectives; and
●Ensure that our total compensation is fair, reasonable, and competitive.
Design
The Compensation Committee reviews our executive compensation program on an annual basis and seeks to align our executive compensation philosophy and program with those of leading U.S. publicly-traded real estate and technology companies while retaining a necessary measure of flexibility to help achieve the Company's strategic objectives and to account for individual performance and contributions. Our executive compensation program is based on three principles: provide a simple and transparent structure for executive compensation, tie executive compensation to a specific set of Company performance metrics and reward individual performance and contributions. Our 2025 compensation program consisted of the following: (i) a competitive base salary, (ii) a short-term incentive program, under which cash performance bonuses were determined based on the Company's financial performance and individual performance and contributions, and (iii) a long-term incentive program, under which the Company grants equity awards.
In 2025, we paid base salaries to compensate our executive officers for their day-to-day responsibilities at levels that we felt were necessary to retain executive talent. However, we believe that placing a strong emphasis on equity compensation and performance cash bonuses linked to achievement of Company and individual performance goals aligns with our entrepreneurial spirit and incentivizes our executive officers to maximize stockholder value by pursuing strategic opportunities that advance our strategic objectives.

Compass, Inc.	33

We expect that our need to attract and retain executive talent in competition with other leading publicly-traded real estate and technology companies will remain essential to our future success and may become more challenging over time. The allocations among specific compensation elements may shift for our executive officers from time to time as we continue to assess the appropriate mix to align with our compensation philosophy. However, we intend to continue to emphasize pay-for-performance and long-term incentive compensation, where the majority of the compensation is at risk.

Our Compensation Best Practices
The Compensation Committee seeks to ensure sound executive compensation practices to adhere to our philosophy while appropriately managing risk and aligning our compensation programs with long-term stockholder interests. The following summarizes our executive compensation and policies and practices:

WHAT WE DO

●Maintain an Independent Compensation Committee and Compensation Consultant. Our Compensation Committee is comprised solely of independent directors. Additionally, our Compensation Committee has engaged its own compensation consultant, Semler Brossy Consulting Group, LLC ("Semler Brossy"), to provide information, analysis, and other advice on executive compensation and is independent of management.
●Annual Executive Compensation Review. Our Compensation Committee conducts an annual review and approval of our executive compensation strategy, including a review and determination of our compensation peer group used for comparative purposes, and an annual review of our compensation-related risk profile to ensure that our executive compensation programs do not encourage excessive or inappropriate risk-taking and that the level of risk that they do encourage is not reasonably likely to have a material adverse effect on the Company.
●Pay for Performance. We emphasize a pay-for-performance philosophy to align the long-term interests of our executive officers with those of our stockholders. A substantial portion of total compensation for our executive officers is "at risk" in the form of performance cash bonus and equity. The executive officers' cash bonus is intended to recognize and incentivize achievement of short-term strategic objectives while the equity awards foster achievement of long-term strategic objectives.
●Stock Ownership Guidelines. We expect our executive officers to acquire and retain a meaningful ownership position in shares of our common stock.
●Succession Planning. We periodically review the risks associated with our key executive officer positions to ensure adequate succession plans are in place.
●Clawback Policy. We maintain a clawback policy to recover incentive compensation in certain circumstances.

WHAT WE DO NOT DO

●No "Single-Trigger" Change in Control Severance Payments or Benefits. We do not provide "single-trigger" change in control severance payments or benefits to our NEOs.
●No Change in Control Gross Ups. We do not have any agreements that provide reimbursement or gross-ups for excise taxes on payments or benefits received as a result of a change in control.
●No Hedging of our Equity Securities. Our insider trading policy prohibits our employees, including our NEOs, and our directors from hedging our securities.
●No Significant Executive Perquisites. We do not provide significant recurring perquisites or other personal benefits to our executive officers, except as generally made available to all our employees, or in limited circumstances that serve a reasonable business purpose.

34	2026 PROXY STATEMENT

Components of 2025 NEO Compensation
Our 2025 executive compensation program consisted primarily of base salaries, short-term cash incentives and long-term equity incentives. A summary of our key 2025 compensation components and the rationale for each component are set forth below.

Category	Form of Payment	Pay Period	Objectives and Determination Factors

Base Salary	Cash	Ongoing	●Compensates for day-to-day responsibilities ●Based upon each executive’s skills, experience, performance, value in the marketplace and criticality of the role

Short-Term Incentive	Cash	One year
●Drives achievement of key Company short-term goals and objectives, as well incentivizes and rewards for Company and individual performance and achievements
●Based on the Company's annual financial performance and each executive’s annual performance and contributions

Long-Term Incentive	Time-based RSUs and PSUs	Four years
•Encourages executives to achieve long-term strategic objectives and promote long-term stockholder value creation and alignment of executives’ and stockholders’ interests
•Based upon each executive’s role and individual contributions they make to achieving long-term strategic objectives

Continued Emphasis on Long-Term Incentives and Meaningful At-Risk Compensation
•Long-term incentive compensation, consisting of equity awards, was the largest component of each NEO’s total compensation during 2025.
•Approximately 92% of Mr. Reffkin's and approximately 87% of our non-CEO NEOs' compensation* was meaningfully at-risk.

2025 CEO
Total Target Compensation Mix

Base Salary 8%
Cash Incentive 8%
Long-Term Incentive 84%
92% At Risk

2025 non-CEO NEOs
Total Target Compensation Mix

Base Salary 13%
Cash Incentive 11%
Long-Term Incentive 76%
87% At Risk

* Long-term incentive compensation for our non-CEO NEOs does not include awards granted to Mr. Wahlers prior to his appointment as CFO, the Pulled Forward Awards (as defined below), or amounts payable to Mr. Serwin under his separation agreement, as none of these amounts were considered part of the applicable executive's total target compensation mix in 2025.

Compass, Inc.	35

CEO Compensation Structure
Our independent directors review Mr. Reffkin's total compensation annually as part of the annual CEO performance review. With the objective of providing market-based CEO compensation, Mr. Reffkin's 2025 target annual total compensation of $10.8 million was approved by the independent directors, based on the recommendations of the Compensation Committee and discussion with the independent compensation consultant, Semler Brossy, with target total cash compensation of $1.8 million consisting of a $900,000 annual base salary and a payout target of $900,000 under the Cash Performance Bonus Program (as defined below), and target equity compensation consisting of a time-based RSU award with a value of $9 million, vesting annually over a four-year period (subject to continued employment). Mr. Reffkin's 2025 time-based RSU award (the "CEO 2025 Annual Award") was granted on January 1, 2025. Mr. Reffkin did not participate in the other long-term incentive programs discussed in this Compensation Discussion and Analysis and did not receive any other equity awards in 2025.
Base Salary
We provide base salary as a fixed source of compensation for our NEOs for their day-to-day responsibilities, allowing them a degree of certainty while having a significant portion of their compensation at risk in the form of short-term and long-term incentives, which are contingent on future performance. Our Compensation Committee recognizes the importance of base salaries as an element of compensation that can help attract and retain talented and experienced executive officers. In determining base salaries, our independent directors, based on the recommendations from the Compensation Committee, with respect to the CEO's salary, and the Compensation Committee, with input from members of our management, including our CEO (except with respect to the CEO's own base salary), and Semler Brossy, considers market competitive base salaries, each NEO’s role criticality relative to others at the Company, and any other factors deemed relevant by the Compensation Committee. Our Compensation Committee reviews base salaries of our NEOs periodically and makes adjustments as it deems appropriate.
Based on the results of a peer group benchmarking review, our independent directors, based on the recommendation of the Compensation Committee, with respect to the CEO, and the Compensation Committee, with respect to our non-CEO NEOs, determined to make no changes to our NEOs' base salaries, as reflected in the below table. Our NEOs’ base salaries as of December 31, 2024 and 2025 were as follows:

	2024 Base Salary	2025 Base Salary	Change
NEO	($)	($)%
Robert Reffkin	900,000	900,000	—
Scott Wahlers(1)	N/A	500,000	N/A
Bradley Serwin	450,000	450,000	—
Kalani Reelitz(2)	500,000	500,000	—

(1) Effective August 22, 2025, upon commencing service as our CFO and from January 1, 2025 to August 21, 2025, his base salary was $400,000. Mr. Wahlers became an NEO in 2025 for the first time.
(2) Through August 22, 2025, which was the effective date of Mr. Reelitz’s resignation of employment with the Company.

Short-Term Incentives
We use cash incentives to drive achievements of the Company's key short-term performance goals and objectives as well as to incentivize and reward our NEOs for Company-wide and individual annual performance and achievements.
Our NEOs participate in our annual cash performance bonus program (the "Cash Performance Bonus Program"), under which they are eligible to receive annual cash bonuses ("Cash Performance Bonuses"). In the beginning of each fiscal year, our independent directors, based on the recommendations from the Compensation Committee, with respect to the CEO, and the Compensation Committee, with respect to the non-CEO NEOs, establish payout targets, performance metrics and performance levels as well as individual performance objectives for the Cash Performance Bonus Program after reviewing the Company’s annual budget and financial and strategic plans.

36	2026 PROXY STATEMENT

Based on the results of a peer group benchmarking review, our independent directors, based on the recommendation of the Compensation Committee, with respect to the CEO, and the Compensation Committee, with respect to our non-CEO NEOs, determined to make no changes to our NEOs' payout targets, as reflected in the below table. For 2024 and 2025, the following payout targets were set for the NEOs under the Cash Performance Bonus Program:

	2025	2025	2024	Change from 2024
NEO	Target Bonus ($)	(% of Base Salary)	(% of Base Salary)	(% of Base Salary)
Robert Reffkin	900,000	100%	100%	—
Scott Wahlers(1)	500,000	100%	N/A	N/A
Bradley Serwin(2)	200,000	44%	44%	—
Kalani Reelitz(3)	500,000	100%	100%	—

(1) Mr. Wahlers' target was prorated based on his service before and after becoming CFO, resulting in a total 2025 target bonus of $324,452. His target prior to becoming CFO was $225,000 while his target as CFO was $500,000. Mr. Wahlers did not participate in the Cash Performance Bonus Program in 2024.
(2) Mr. Serwin received his Cash Performance Bonus in respect of 2025 in accordance with the terms of his separation agreement. See "Potential Payments Upon Termination or Change in Control—Termination Events in 2025—Bradley Serwin".
(3) Mr. Reelitz resigned effective August 22, 2025, and therefore he did not receive a Cash Performance Bonus in respect of fiscal year 2025.

For 2025, the following metrics and performance levels were set for the NEOs under the Cash Performance Bonus Program (each of which can result in a payout between 0% to 200% of target):

Weighting	Metrics
75%	Free Cash Flow(1)
25%	Discretionary Individual Performance
(1) Definitions and a reconciliation of GAAP to non-GAAP measures can be found in the "Annex".

Free Cash Flow
Performance Level	Payout as % of Target	Free Cash Flow Metrics (in millions)
Threshold	0%	$18.5
Target	100%	$88.5
Maximum	200%	$158.5

In determining the actual 2025 payouts under the Cash Performance Bonus Program, our independent directors, based on recommendations from the Compensation Committee, with respect to the CEO, and the Compensation Committee, with respect to the non-CEO NEOs, considered a number of factors, including the following:
Free Cash Flow (75% Weighting)
●The Company's Free Cash Flow for the full year 2025 was $203.3 million as compared to $105.8 million in 2024, which is an improvement of $97.5 million. The Company generated positive Free Cash Flow in every quarter in 2025 (See "Annex" for definitions and a reconciliation of GAAP to Non-GAAP measures).
Discretionary Individual Performance (25% Weighting)
●Despite another challenging year in the real estate industry in 2025, the Company continued to outperform the overall real estate market while positioning itself as a leading real estate services company. The Compensation Committee believes that this success is due to, among other things, our NEOs’ individual performance during 2025, which contributed to the following financial performance and operational achievements during 2025:

Compass, Inc.	37

●The Company's strong financial performance in 2025, including:
•Adjusted EBITDA for the full year 2025 of $293.4 million compared to $126.0 million in 2024, an improvement of $167.4 million and a new record for the Company (See "Annex" for definitions and a reconciliation of GAAP to Non-GAAP measures); and
•strong margin expansion and cash generation, with Adjusted EBITDA margin expanding to 4.2% (up ~200 bps year-over-year), driven by disciplined expense management and scaling of higher‑margin integrated services.
●The Company's operational achievements in 2025, including:
•as of December 31, 2025, the number of principal agents increased 19.4% year-over-year compared to December 31, 2024, while the Company continued the trend of strong agent retention;
•the Company grew full‑year transactions approximately 22% year-over-year, substantially outperforming U.S. housing market volumes;
•continued advancement of the Company's platform and product adoption, with Compass One used by ~370,000 clients and integrated services (title, escrow, mortgage) reaching record revenue and attach rates, strengthening per‑transaction economics; and
•demonstrated ability to adapt to shifting industry dynamics,
●The Company's successful execution of its mergers and acquisition strategy, including the Company's combination with Anywhere Real Estate Inc. in January 2026 and the acquisition of Christie's International Real Estate in January 2025.
The Compensation Committee certified that the Company's Free Cash Flow achieved with respect to 2025 was equal to $203.3 million, resulting in a payout of 200% of target for the Free Cash Flow portion of the NEOs' 2025 Cash Performance Bonuses.
After review and consideration of the above factors, our independent directors, based on recommendations from the Compensation Committee, with respect to the CEO, and the Compensation Committee, with respect to the non-CEO NEOs, approved the following earned Cash Performance Bonuses for our NEOs:

2025 Short Term Incentive Payout
Metric	Actual Performance	Component Weighting	Earned % Range	Participant	Earned Percentage(1)	Earned Cash Performance Bonus ($)
Free Cash Flow (in millions)	$203.3	75%	150%	Robert Reffkin	200%	1,800,000
Discretionary Individual Performance(1)	100%-200%	25%	25%-50%	Scott Wahlers(2)	200%	648,904
Total Earned Range			175% - 200%	Bradley Serwin(3)	175%	350,000
				Kalani Reelitz(4)	N/A	N/A

(1) Each NEO's performance was evaluated individually based on various factors, including but not limited to the factors described above. For 2025, each of Messrs. Reffkin’s and Wahlers’ individual performance was determined to be achieved at 200% of target, Mr. Serwin’s individual performance was determined to be achieved at target.
(2) Mr. Wahlers' target was prorated based on his service before and after becoming CFO, resulting in a total 2025 target bonus of $324,452. Mr. Wahlers' target prior to becoming CFO was $225,000 while his target as CFO is $500,000.
(3) Mr. Serwin received his payout in accordance with the terms of his separation agreement. See "Potential Payments Upon Termination or Change in Control—Termination Events in 2025—Bradley Serwin".
(4) Mr. Reelitz resigned effective August 22, 2025, and therefore he did not receive a Cash Performance Bonus in respect of fiscal year 2025.

38	2026 PROXY STATEMENT

Long-Term Incentives
We use equity awards as a key component of our total compensation package for our NEOs and the primary vehicle for their long-term incentives. Equity awards are designed to encourage high performance by, and long-term tenure of, NEOs, thereby aligning NEOs’ interests with the interests of our stockholders.
2025 Annual Equity Program
Messrs. Reelitz and Serwin participated in our annual equity program (the "Annual Equity Program"), under which they were eligible to receive time-based equity awards in the form of RSUs ("Annual RSU Awards"). In March 2025, the Compensation Committee approved the following Annual RSU Awards for Messrs. Reelitz and Serwin based on their individual performance in 2024:

		RSUs Granted	Approved RSU Value(1)	Grant Date Fair Value
Non-CEO NEO	Grant Date	(# of shares)	($)	($)
Bradley Serwin	3/24/2025	188,902	1,600,000	1,815,348
Kalani Reelitz(2)	3/24/2025	247,933	2,100,000	2,382,636

(1) The values in this table differ from the values disclosed in the Stock Awards column in the "Summary Compensation" table and the "Grants of Plan-Based Awards in 2025" table and reflect the dollar amounts that were approved by the Compensation Committee and used to determine the number of RSUs underlying the awards. The grant date was March 24, 2025 and the number of RSUs was determined by dividing the dollar amounts by the trailing 30-day average closing price of our Class A common stock ending on, and including, March 24, 2025 ($8.7640) (the "2025 Award PPS"). The values disclosed in the Stock Awards column the "Summary Compensation" table and the "Grants of Plan-Based Awards in 2025" table were calculated by multiplying the number of RSUs by the closing price of our Class A common stock on the grant date ($9.61) ("2025 Award Grant Date PPS"). Accordingly, the higher values disclosed in the "Summary Compensation" table and the "Grants of Plan-Based Awards in 2025" table reflect the fact that the 2025 Award Grant Date PPS was higher than the 2025 Award PPS.
(2) Mr. Reelitz forfeited any RSUs that were not vested upon his resignation with the Company effective August 22, 2025.

From 2022 to 2024, we committed to grant annual RSU awards to Messrs. Reelitz and Serwin as four equal, separate awards over a four year period, with each award vesting over a one-year period, in order to reduce the impact of stock price volatility on the number of shares available for grant under our 2021 EIP. Starting in 2025, we reverted that practice and began to grant annual RSU awards as one award vesting over a four-year period, subject to continued employment. Additionally, the Compensation Committee determined that it was advisable to grant all remaining ungranted tranches of the committed annual RSU awards in the spring of 2025 (the "Pulled Forward Awards"). See the "Grants of Plan Based Awards in 2025" table for additional information about each of the Pulled Forward Awards granted to Messrs. Reelitz and Serwin.
CEO 2025 Annual Award
As described in more detail under "—Components of 2025 NEO Compensation—CEO Compensation Structure" above, the Board approved the CEO 2025 Annual Award in 2025.

			Approved RSU Value	RSUs Granted	Grant Date Fair Value(1)
NEO	Award	Grant Date	($)	(# of shares)	($)
Robert Reffkin	CEO 2025 Annual Award	1/1/2025	9,000,000	1,359,865	7,955,210

(1) The value in this table differs from the values disclosed in the Stock Awards column in the "Summary Compensation" table and the "Grants of Plan-Based Awards in 2025" table and reflects the dollar amount that was approved by the independent directors and used to determine the number of RSUs underlying the award. The number of RSUs was determined by dividing the dollar amount by the trailing 30-day average closing price of Class A common stock ending on, and including, December 31, 2024 ($6.6183) (the "Award PPS"). The values disclosed in the Stock Awards column the "Summary Compensation" table and the "Grants of Plan-Based Awards in 2025" table were calculated by multiplying the number of RSUs by the closing price of Class A common stock on the grant date ($5.85) ("Grant Date PPS"). Accordingly, the lower values disclosed in the "Summary Compensation" table and the "Grants of Plan-Based Awards in 2025" table reflect the fact that the Grant Date PPS was lower than the Award PPS.

Compass, Inc.	39

CFO 2025 Annual, Transition and Promotion Awards
Mr. Wahlers did not participate in the Annual Equity Program in 2025 and historically received annual equity awards, each with one year of vesting, pursuant to his amended offer letter from 2022 (each, a “Annual Award”). In May 2025, the Company changed Mr. Wahlers’ equity compensation from annual awards with a one-year vesting schedule to annual awards with a four-year ratable vesting schedule to better promote executive retention. To mitigate the 'cliff' in realized compensation during this change, the Compensation Committee approved a one-time award for Mr. Wahlers that vests over quarterly periods through December 2029 (the “Transition Award”). In addition, in August 2025, Mr. Wahlers received an award in connection with his appointment as the Company’s CFO (the “Promotion Award”). The below table provides additional information with respect to all time-based equity awards that Mr. Wahlers received in 2025:

			Approved RSU Value(1)	RSUs Granted	Grant Date Fair Value
NEO	Award	Grant Date	($)	(# of shares)	($)
Scott Wahlers	Promotion Award(1)(2)	8/25/2025	2,500,000	316,724	3,018,380
	Transition Award(3)	5/9/2025	N/A	304,383	1,902,394
	Annual Award(1)(4)	1/27/2025	1,250,000	199,744	1,402,203

(1) The Approved RSU Value in this table differs from the values disclosed in the Stock Awards column in the "Summary Compensation" table and the "Grants of Plan-Based Awards in 2025" table and reflects the dollar amount that was approved by the Compensation Committee and used to determine the number of RSUs underlying the award.

(2) The number of RSUs was determined by dividing the dollar amount by the trailing 30-day average closing price of Class A common stock ending on, and including, August 25, 2025 ($7.8933) (the "Award PPS"). The values disclosed in the Stock Awards column the "Summary Compensation" table and the "Grants of Plan-Based Awards in 2025" table were calculated by multiplying the number of RSUs by the closing price of Class A common stock on the grant date ($9.53) ("Grant Date PPS"). Accordingly, the higher values disclosed in the "Summary Compensation" table and the "Grants of Plan-Based Awards in 2025" table reflect the fact that the Grant Date PPS was higher than the Award PPS.

(3) The number of RSU determination date was the same as the grant date, accordingly, the closing price of Class A common stock on the grant date ($6.25) is the same as the approved RSU value of the award (which was not linked to a cash value but denominated in a number of shares).

(4) The number of RSUs was determined by dividing the dollar amount by the trailing 30-day average closing price of Class A common stock ending on, and including, January 27, 2025 ($6.2580) (the "Award PPS"). The values disclosed in the Stock Awards column the "Summary Compensation" table and the "Grants of Plan-Based Awards in 2025" table were calculated by multiplying the number of RSUs by the closing price of Class A common stock on the grant date ($7.02) ("Grant Date PPS"). Accordingly, the higher values disclosed in the "Summary Compensation" table and the "Grants of Plan-Based Awards in 2025" table reflect the fact that the Grant Date PPS was higher than the Award PPS.

Special 2025 Performance-Based Equity Awards
On July 24, 2025, each of our non-CEO NEOs were granted a special performance-based RSU award (each, a "PSU Award"), with vesting subject to both service requirements and achievement of each of the financial metrics and the stock price condition set forth below:

Financial Metrics	Non-GAAP OPEX of $1,042 million or less in 2025(1) Net Principal Agent Adds Average greater than or equal to 300 per quarter in 2025(2)

Stock Price	Stock price is greater than or equal to $10.5750 in any 30 trading-day window(3)

Service Requirement	Mr. Wahlers: 50% on each of August 15, 2025 and 2027 Messrs. Serwin and Reelitz: 25% on each of May 15 of 2026, 2027, 2028 and 2029

(1) This metric is achieved if Non-GAAP operating expenses ("OPEX") for fiscal year 2025 are $1,042 million or less. See "Annex" for definitions and a reconciliation of GAAP to Non-GAAP measures.
(2) This metric is achieved if the Company adds an average of 300 or more Principal Agents on a net basis per quarter in fiscal year 2025.
(3) This metric is achieved if the volume-weighted average stock price reaches $10.5750 in any 30 trading-day-window period.

40	2026 PROXY STATEMENT

Our non-CEO NEOs’ PSU Awards granted during 2025 were as follows:

	Grant Date	RSUs Granted	Approved RSU Value(1)	Grant Date Fair Value
NEO		(# of shares)	($)	($)
Scott Wahlers	7/24/2025	70,921	750,000	438,292
Bradley Serwin	7/24/2025	70,921	750,000	438,292
Kalani Reelitz(2)	7/24/2025	94,562	1,000,000	584,393

(1) The value in this table differs from the values disclosed in the Stock Awards column in the "Summary Compensation" table and the "Grants of Plan-Based Awards in 2025" table and reflects the dollar amount that was approved by the Compensation Committee and used to determine the number of RSUs underlying the award. The grant date was July 24, 2025 and the number of RSUs was determined by dividing the dollar amount by 300% of the trailing 30-day average closing price of our Class A common stock ending on, and including, July 18, 2023 ($10.5750) (the "Award PPS"). The values disclosed in the Stock Awards column in the "Summary Compensation" table and the "Grants of Plan-Based Awards in 2025" table were calculated by multiplying the number of RSUs by the closing price of our Class A common stock on the grant date ($6.18) ("Grant Date PPS"). Accordingly, the lower values disclosed in the "Summary Compensation" table and the "Grants of Plan-Based Awards in 2025" table reflect the fact that the Grant Date PPS was lower than the Award PPS.
(2) Mr. Reelitz forfeited the PSU Award upon his resignation with the Company effective August 22, 2025.

In determining the number of shares underlying each PSU Award, the performance metrics and the stock price condition applicable to such grants, the Compensation Committee, based on recommendations from the CEO, considered the following:
●the need to provide a long-term incentive to satisfy retention objectives;
●the need to encourage our non-CEO NEOs to achieve certain Company-wide long-term financial and strategic objectives;
●the need to promote long-term stockholder value creation and alignment of non-CEO NEOs’ and stockholders’ interests; and
●each non-CEO NEO's role and individual contributions they make to achieve the Company’s long-term financial and strategic objectives.
The Compensation Committee determined that the PSU Award stock price condition and the financial metrics for fiscal year 2025 had been satisfied in February 2026 and March 2026, respectively. Accordingly, the PSU Awards began vesting in March 2026, in accordance with the applicable service requirements set forth above.
Welfare and Other Benefits
We provide health, dental, vision, life, and disability insurance benefits to our executive officers, on the same terms and conditions as provided to all other eligible U.S. employees. Our executive officers may also participate in our broad-based 401(k) plan, which from time to time may include a company match or discretionary contribution. We believe these benefits are consistent with the broad-based employee benefits provided at the companies with whom we compete for talent.
On May 29, 2025, the Company adopted the DCP. The DCP is a non-qualified deferred compensation plan that allows eligible executives selected by the Compensation Committee (including our NEOs) to defer the receipt of taxable income on up to 50% of base salary and 100% of other cash payments and equity awards in a manner intended to comply with Section 409A of the Code.
We generally do not provide significant recurring perquisites or other personal benefits to our executive officers, except as generally made available to all our employees, or in limited circumstances that serve a reasonable business purpose. Our "employee representation program" encourages our executive officers and directors to use Compass in connection with their personal real estate transactions by reimbursing a portion of the real estate commissions to them. This program allows our executive officers and directors to become familiar with the services that Compass provides and experience transacting real estate on the Compass platform. We believe that the incremental cost to the Company of providing such reimbursement is minimal and nonrecurring in its nature while the benefits to the Company are valuable.

Compass, Inc.	41

We believe that the benefits and perquisites described herein are consistent with our overall executive compensation program, enable us to attract and retain talented and experienced executive officers, and provide competitive compensation packages to our NEOs. Our Compensation Committee periodically reviews the levels of perquisites and other personal benefits provided to our NEOs. Based on these periodic reviews, perquisites may be awarded or adjusted on an individual basis.
Agreements with Our NEOs
We have entered into offer letters with our NEOs. Pursuant to these offer letters, each NEO is an "at-will" employee, receives a base salary, has the opportunity to earn short-term and long-term incentives, and is eligible to receive our standard employee benefits. Our NEOs also execute other standard form agreements, including a proprietary information, inventions, and arbitration agreement, an indemnification agreement and a change in control and severance agreement.
The change in control and severance agreements provide for payments and benefits to the NEO upon a qualifying termination of employment in connection with a change in control. Our CEO's change in control and severance benefits are described in his letter agreement and differ from our non-CEO NEOs' benefits. See "Potential Payments upon Termination or Change in Control" for more information.

42	2026 PROXY STATEMENT

How Our Compensation is Determined

Role of Management	Evaluate and recommend to the Compensation Committee our non-CEO NEOs' compensation

Role of Compensation Committee
Oversee our executive compensation program, including the determination of the individual and Company goals and objectives applicable to the compensation of our NEOs, recommendations and approvals as to the form and amount of executive compensation to be paid or awarded to our NEOs (other than our CEO, whose compensation is determined and approved by the full Board of Directors upon the Compensation Committee’s recommendations)

Role of Compensation Consultant
Advise the Compensation Committee with respect to (i) executive compensation, (ii) negotiation of new hire packages, (iii) trends in executive compensation market, and (iv) the design and operation of the executive compensation program

Role of Peer Group	NEO compensation is benchmarked against our peer group and provides a meaningful input to our compensation policies and practices in order for us to remain competitive
Role of Management
In setting compensation, our CEO and management work closely with our independent compensation consultant, Semler Brossy, to present information to the Compensation Committee in connection with its review of our NEOs’ compensation. Their activities include, but are not limited to, reviewing and recommending salary, cash bonuses, equity awards and other compensation, recommending performance goals and objectives, and negotiating new hire packages and executive agreements. Additionally, our management gathers and reviews market and operating data prior to making their recommendations to the Compensation Committee. From time to time, our CEO and certain members of management may attend meetings of our Compensation Committee (other than the meetings where their own compensation and performance is being discussed) to present information and answer questions.
Role of our Compensation Committee
Our Compensation Committee, with appropriate input from Semler Brossy and other members of our Board of Directors and members of our management, including our CEO, oversees the determination of individual and Company goals and objectives applicable to the compensation of our NEOs and the activities of our executive compensation program, including, but not limited to, making recommendations as to the form and amount of compensation to be paid or awarded to our NEOs, and approving the form and amount of such compensation, and for our NEOs (other than our CEO, whose compensation is determined and approved by our independent directors upon the Compensation Committee’s recommendation), approving offer letter terms. Additionally, our Compensation Committee has oversight of decisions regarding specific equity-based compensation plans, programs, and grants, as well as cash-based compensation plans and agreements for our NEOs.
Our Compensation Committee considers a combination of the following factors when reviewing and approving NEO compensation:
●Competitive base salaries and bonus target values for non-CEO NEOs to foster an environment of teamwork and collaboration, with individual incentives primarily in the form of equity grants.
●Company and individual performance, as we believe this motivates our NEOs to achieve our financial and strategic objectives and aligns their interests with those of our stockholders.
●Criticality of each NEO's role to the Company.
●Recommendations of members of management, including our CEO and Head of Human Resources.

Compass, Inc.	43

Role of Compensation Consultants
Our independent compensation consultant, Semler Brossy, advises the Compensation Committee with respect to NEO compensation, negotiation of new hire packages, trends in the executive compensation market, and design and operation of the executive compensation program. Semler Brossy reports directly to the Compensation Committee and may also meet with members of management for purposes of gathering information on proposals that management may make to the Compensation Committee. The Compensation Committee has considered the independence of Semler Brossy, consistent with the requirements of NYSE, and has determined that Semler Brossy is independent. Semler Brossy does not provide any services to us other than the services provided to the Compensation Committee. The decision to engage Semler Brossy as an independent compensation consultant to provide such services was not made, or recommended by, management of the Company.
Role of Peer Group
With the assistance of Semler Brossy, the Compensation Committee annually benchmarks our executive compensation levels and policies and practices compared to our peer group companies, which are set forth below. While our Compensation Committee does not establish compensation levels solely based on a review of competitive data, it believes such data is a meaningful input to our compensation levels, policies and practices in order to attract and retain qualified NEOs.
Periodically, our Compensation Committee reviews the selection of our peer group companies and makes adjustments as it deems necessary. Our peer group companies include traditional real estate brokerages and companies that provided services related to real estate and technology. In deciding whether a company should be included in our peer group, the Compensation Committee generally considered industry/line of business, revenue, EBITDA, market capitalization and whether we compete with the company for executive talent. Each company in our peer group was chosen based on one or more of those factors, but not all factors were relevant for every peer group company.
Our peer group companies for purposes of setting 2025 compensation were as follows:

Anywhere Real Estate Inc. (HOUS)	Opendoor Technologies Inc. (OPEN)	Rocket Companies, Inc. (RKT)
eXp World Holdings, Inc. (EXPI)	Radian Group Inc (RDN)	Stewart Information Services Corp (STC)
First American Financial Corp (FAF)	Redfin Corp (RDFN)	Zillow Group, Inc. (ZG)
The Compensation Committee did not make any changes to our peer group companies for 2026 executive compensation determinations. However, due to its acquisition by us in 2026, Anywhere Real Estate Inc. will no longer be a member of our peer group on a go-forward basis. Additionally, Redfin Corp was acquired by Rocket Companies, Inc. in 2025 and 2026 is the last year that it will be a member of our peer group.
Risk Assessment of Compensation Programs
Our management team and the Compensation Committee each play a role in evaluating and mitigating the risks that may exist relating to our compensation plans, practices and policies for employees, including our NEOs. Risk mitigation practices include but are not limited to, thresholds and caps for cash incentive programs, clawback provisions, and the use of equity compensation to align executive performance with long-term value creation for our stockholders. The Compensation Committee receives and discusses a report from Semler Brossy on risk management in connection with the Company's compensation program at least annually. The Compensation Committee believes that the Company's compensation practices and policies do not encourage excessive risk and are not reasonably likely to have a material adverse effect on the Company.

44	2026 PROXY STATEMENT

Other Compensation Practices and Policies
Stock Ownership Guidelines
To align the financial interests of our non-employee directors and executive officers with the interests of our stockholders, our Board of Directors adopted stock ownership guidelines (the "Stock Ownership Guidelines"). Under the Stock Ownership Guidelines, our non-employee directors and executive officers are expected to own shares of our common stock equal to the amounts shown in the following table:

Leadership Position	Value of Shares/Ownership Requirement
Non-employee Director	5x annual Board retainer (excluding any Board committee retainer)
CEO	6x annual base salary
Other Executive Officers	3x annual base salary
In determining compliance with the Stock Ownership Guidelines, we take into account shares of Class A and Class C common stock, fully vested (but not yet settled) and unvested RSUs and fully vested (but not yet settled) PSUs. Stock options and unearned PSUs are not taken into account in determining compliance. If after an initial five-year accumulation period, the individual has not met or does not continue to meet the stock ownership requirement, but has retained 100% of shares resulting from stock option exercises or settlements of RSUs (after giving effect to the exercise price and taxes, as applicable), they will be deemed to be in compliance with the Stock Ownership Guidelines.
Additionally, during the five-year period and until the ownership requirement is satisfied, executive officers and non-employee directors must retain 50% of shares resulting from stock option exercises or settlements of RSUs (after giving effect to the exercise price and taxes, as applicable) until the ownership requirement is satisfied.
Each of our non-employee directors and executive officers satisfied the relevant ownership requirement as of December 31, 2025.
Policies and Practices Related to Equity Awards
The Company does not have any formal policy that requires it to grant, or avoid granting, equity awards at certain times. The Compensation Committee generally approves annual equity awards for non-CEO NEOs as part of the Company's annual or mid-year performance cycles for all employees. At times, when NEO compensation decisions are made outside of the Company's annual or mid-year performance cycle, our independent directors and the Compensation Committee may approve equity awards for NEOs as needed. However, equity awards are never timed to relate to the price of our common stock nor to correspond with the release of material non-public information. Grants to new employees, including potential NEOs, are typically approved as part of the Company's ordinary course monthly equity granting process following the employee’s start date.
During 2025, we did not award any stock options or stock appreciation rights to any of our NEOs.
Tax and Accounting Considerations
Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code") generally disallows public companies a tax deduction for federal income tax purposes of remuneration in excess of $1 million paid to their principal executive officer, principal financial officer, and certain other current and former executive officers. The Tax Cuts and Jobs Act of 2017 repealed exceptions to the deductibility limit that were previously available for "qualified performance-based compensation," effective for taxable years after December 31, 2017. As a result, any compensation paid to certain of our NEOs in excess of $1 million will be non-deductible. The Compensation Committee has not in past years taken the deductibility limit imposed by Section 162(m) into consideration in setting compensation for our NEOs because it believes that we should maintain flexibility in compensating our NEOs in a manner that maximizes the best interests of us and our stockholders.

Compass, Inc.	45

Sections 280G and 4999 of the Code provide that certain individuals, including our NEOs, may be subject to significant additional taxes if they receive payments or benefits in connection with a change in control of the company that exceeds certain prescribed limits, and that the company or a successor may forfeit a deduction on the amounts subject to this additional tax. None of our executive officers, including our NEOs, are entitled to "gross-up" or other reimbursement payment for any tax liability that the executive officer might owe as a result of the application of Sections 280G or 4999.
Clawback Policy
The Company maintains a Compensation Recovery Policy ("Clawback Policy") as required by SEC rules and NYSE listing standards, which covers each of our current and former officers subject to Section 16 reporting requirements under the Exchange Act ("Covered Executive"). In the event of an accounting restatement of our financial statements due to material noncompliance with any financial reporting requirement under securities laws, the excess amount of incentive-based compensation received by a Covered Executive after October 2, 2023 over the amount that would have been received based on restated amounts during the three completed fiscal years preceding the restatement is subject to recoupment under our Clawback Policy. Incentive-based compensation is any compensation that is granted, earned, or vested based wholly or in part upon the attainment of a financial reporting measure.
2025 Say-on-Pay Vote Outcome
At the 2025 annual meeting of stockholders, we received approximately 95% support of the votes cast on our say-on-pay proposal. Based upon these results, the Compensation Committee has concluded that the Company's stockholders generally support the executive compensation program adopted by the Compensation Committee.

46	2026 PROXY STATEMENT

Compensation Committee Report
The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K. Based on its review and discussion, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement and incorporated by reference into our 2025 Annual Report on Form 10-K.
Respectfully submitted by the members of the Compensation Committee:
Pamela Thomas-Graham (Chair)
Allan Leinwand
Frank Martell

The information contained in the preceding Compensation Committee Report shall not be deemed to be soliciting material or filed with the SEC, nor shall such information be incorporated by reference into any prior or future filing under the Securities Act or the Exchange Act, except to the extent that the Company specifically incorporates the Compensation Committee Report by reference in such filing.

Compass, Inc.	47

Compensation Tables
Summary Compensation Table
The following table sets forth certain information regarding the compensation of our NEOs for 2025, 2024, and 2023:

						Non-Equity
					Option	Incentive Plan	All Other
Name and		Salary	Bonus	Stock Awards	Awards	Compensation	Compensation	Total
Principal Position	Year	($)	($) (1)	($) (2)	($) (3)	($) (4)	($) (5)	($)
Robert Reffkin	2025	900,000	450,000	7,955,210	-	1,350,000	1,250	10,656,460
Chief Executive Officer	2024	900,000	450,000	12,251,990	-	1,350,000	-	14,951,990
	2023	500,000	7,100,000	-	-	-	78,320	7,678,320
Scott Wahlers(6)	2025	444,750	162,226	6,761,269	-	486,678	1,250	7,856,173
Chief Financial Officer
Bradley Serwin(7)	2025	456,923	-	7,358,872	1,380,887	-	1,082,747	10,279,429
Former General Counsel & Corporate Secretary	2024	450,000	100,000	322,092	-	300,000	-	1,172,092
	2023	450,000	75,000	1,087,573	-	-	-	1,612,573
Kalani Reelitz(8)	2025	336,538	-	7,524,288	-	-	1,250	7,862,076
Former Chief Financial Officer	2024	489,615	250,000	603,923	-	750,000	-	2,093,538
	2023	450,000	100,000	386,950		-	-	936,950

(1) The amounts in this column represent the discretionary, individual performance portion of the Cash Performance Bonuses earned by our NEOs in the applicable fiscal year and paid in the subsequent fiscal year. See "Compensation Discussion and Analysis—Components of 2025 NEO Compensation—Short-Term Incentives" section and the "Grants of Plan-Based Awards in 2025" table for additional information. Mr. Reffkin elected to defer $223,151 of the discretionary, individual performance portion of his Cash Performance Bonus in respect of 2025, which is the maximum amount permitted under the DCP.
(2) The amounts in this column do not reflect the actual economic value realized by each NEO. In accordance with SEC rules, the amounts reported in this column represent the aggregate grant date fair value of the stock awards granted to our NEOs in the applicable fiscal year, calculated in accordance with ASC 718. For additional information, see Notes 2 and 13 to our Annual Report. See the "Grants of Plan-Based Awards in 2025" table for additional information related to the stock awards granted in 2025. The amounts in this column for 2025 include the Pulled Forward Awards, which were part of the compensation opportunity for years prior to 2025 but were granted in 2025. The aggregate value of the Pulled Forward Awards for each applicable NEO was $5,105,232 for Mr. Serwin and $4,557,259 for Mr. Reelitz. Additionally, the amounts in this column include the grant date fair value of the PSU Awards assuming achievement of the performance conditions, since there is no threshold or maximum applicable to the PSU Awards. See "Compensation Discussion and Analysis—Components of 2025 NEO Compensation—Long-Term Incentives" for additional information.
(3) The amount in this column represents incremental expense recognized in accordance with ASC 718 in connection with the modification of Mr. Serwin's previously granted option awards pursuant to the terms of his separation agreement. See "Potential Payments Upon Termination or Change in Control—Termination Events in 2025—Bradley Serwin".
(4) The amounts in this column represent the non-discretionary performance portion of the Cash Performance Bonuses earned by our NEOs in the applicable fiscal year and paid in the subsequent fiscal year. Mr. Wahlers' target was prorated based on his service before and after becoming CFO, resulting in a total 2025 target bonus of $324,452. Mr. Wahlers' target prior to becoming CFO was $225,000 while his target as CFO was $500,000. Mr. Reelitz resigned effective August 22, 2025, and therefore he did not receive a Cash Performance Bonus in respect of fiscal year 2025. See "Compensation Discussion and Analysis—Components of 2025 NEO Compensation—Short-Term Incentives" section and the "Grants of Plan-Based Awards in 2025" table for additional information. Mr. Reffkin elected to defer 100% of the non-discretionary performance portion of his Cash Performance Bonus in respect of 2025 under the DCP.
(5) The amounts in this column for 2025 represent the Company's matching contributions to the accounts of the NEOs in the Company's 401(k) plan during 2025. Also, for Mr. Serwin, this amount includes the following lump-sum cash severance payments, in each case payable to Mr. Serwin pursuant to the terms of his separation agreement: (i) $650,000, representing 12 months of his base salary plus his target opportunity under the Cash Performance Bonus Program for 2025; (ii) $350,000, representing his Cash Performance Bonus for 2025; (iii) $37,500 in lieu of a sabbatical leave, representing four weeks of base salary; and (iv) $43,997 for health insurance, representing the premiums for continued medical benefits for 18 months. See "Potential Payments Upon Termination or Change in Control—Termination Events in 2025—Bradley Serwin".
(6) Mr. Wahlers was appointed to serve as Chief Financial Officer effective August 22, 2025. Mr. Wahlers became an NEO in 2025.
(7) On September 9, 2025, the Company announced that Mr. Serwin will transition from his role as the Company’s General Counsel and Corporate Secretary, effective December 31, 2025. Mr. Serwin served as General Counsel and Corporate Secretary from May 15, 2020 to December 31, 2025.
(8) On July 24, 2025, Mr. Reelitz notified the Company of his intention to resign his employment with the Company, effective August 22, 2025. Mr. Reelitz served as CFO from November 15, 2022 to August 22, 2025.

48	2026 PROXY STATEMENT

Grants of Plan-Based Awards in 2025
The following table sets forth certain information with respect to grants of plan-based awards granted to our NEOs during the year ended December 31, 2025:

									All Other	All Other	Exercise	Grant Date
			Estimated Future Payouts Under Non-Equity Incentive Plan Awards(3)			Estimated Future Payouts Under Equity Incentive Plan Awards			Stock Awards:	Option Awards:	or Base	Fair Value of
									Number of	Number of	Price of	Stock and
			Threshold	Target	Maximum	Threshold	Target	Maximum	Shares of Stock or Units	Securities Underlying Options	Option Awards	Option Awards(4)
Name	Grant Date(1)(2)		($)	($)	($)	(#)	(#)	(#)	(#)	(#)	($)	($)
Robert Reffkin			-	675,000	1,350,000
	1/1/2025	(5)							1,359,865			7,955,210
Scott Wahlers			-	375,000	750,000
	1/27/2025	(6)							199,744			1,402,203
	5/9/2025	(7)							304,383			1,902,394
	7/24/2025	(8)					70,921					438,292
	8/25/2025	(9)							316,724			3,018,380
Bradley Serwin			-	150,000	300,000
	3/17/2025	(10)							59,031			531,279
	3/24/2025	(12)							188,902			1,815,348
	3/24/2025	(10)							109,929			1,056,418
	3/24/2025	(10)							135,146			1,298,753
	5/9/2025	(10)							219,859			1,374,119
	5/9/2025	(10)							135,146			844,663
	7/24/2025	(8)					70,921					438,292
	12/31/2025	(11)								552,360	6.44	1,042,138
	12/31/2025	(11)								162,050	6.88	338,749
Kalani Reelitz			-	375,000	750,000
	3/24/2025	(12)							247,933			2,382,636
	3/24/2025	(10)							206,117			1,980,784
	5/9/2025	(10)							412,236			2,576,475
	7/24/2025	(8)					94,562					584,393

(1) All equity awards reported in this table were granted under our 2021 EIP.
(2) The vesting schedule applicable to each award is set forth in the "Outstanding Equity Awards" table.
(3) The amounts reported in these columns represent the non-discretionary portion of Cash Performance Bonuses granted to our NEOs under the Cash Performance Bonus Program in 2025. Mr. Wahlers' target was prorated based on his service before and after becoming CFO, resulting in a total 2025 target bonus of $324,452. Mr. Wahlers' target prior to becoming CFO was $225,000 while his target as CFO was $500,000. Mr. Reelitz resigned effective August 22, 2025, and therefore he did not receive a Cash Performance Bonus in respect of fiscal year 2025. Mr. Serwin's Cash Performance Bonus was paid pursuant to his separation agreement with the Company. See "Compensation Discussion and Analysis—Components of 2025 NEO Compensation—Short-Term Incentives" for additional information and the "Non-equity Incentive Compensation Plan" column of the "Summary Compensation" table for actual 2025 payouts for Messrs. Reffkin and Wahlers and the "All Other Compensation" column for Mr. Serwin.
(4) The amounts reported in this column do not reflect the actual economic value realized by each NEO. In accordance with SEC rules, the amounts reported in this column represent the grant date fair value of the stock awards granted to our NEOs in 2025, calculated in accordance with ASC 718. For additional information, see Notes 2 and 13 of the notes to our consolidated financial statements included in our Annual Report.
(5) CEO 2025 Annual Award. See "Compensation Discussion and Analysis—Components of 2025 NEO Compensation—Long-Term Incentives—CEO 2025 Equity Awards" for additional information.
(6) Annual Award. See "Compensation Discussion and Analysis—Components of 2025 NEO Compensation—Long-Term Incentives—CFO 2025 Annual, Transition and Promotion Awards" for additional information.
(7) Transition Award. See "Compensation Discussion and Analysis—Components of 2025 NEO Compensation—Long-Term Incentives—CFO 2025 Annual, Transition and Promotion Awards" for additional information.

Compass, Inc.	49

(8) PSU Award. See "Compensation Discussion and Analysis—Components of 2025 NEO Compensation—Long-Term Incentives—Special 2025 Performance-Based Equity Awards" for additional information.
(9) Promotion Award. See "Compensation Discussion and Analysis—Components of 2025 NEO Compensation—Long-Term Incentives—CFO 2025 Annual, Transition and Promotion Awards" for additional information.
(10) Pulled Forward Award. See "Compensation Discussion and Analysis—Components of 2025 NEO Compensation—Long-Term Incentives—2025 Annual Equity Program" for additional information.
(11) The amount reported does not reflect a new equity grant, but represents the incremental fair value of award modifications to Mr. Serwin’s outstanding vested stock options deemed to have occurred in connection with Mr. Serwin's termination of employment, as computed in accordance with FASB ASC Topic 718, which extended the exercise period of his options until December 31, 2029. No new option awards were granted in 2025. See "Potential Payments Upon Termination or Change in Control—Termination Events in 2025—Bradley Serwin".
(12) Annual RSU Award. See "Compensation Discussion and Analysis—Components of 2025 NEO Compensation—Long-Term Incentives—2025 Annual Equity Program" for additional information.

50	2026 PROXY STATEMENT

Outstanding Equity Awards at Fiscal Year-End 2025
The following table presents certain information regarding outstanding equity awards held by our NEOs as of December 31, 2025.

	Option Awards						Stock Awards
			Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Unexercisable					Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested
							Number of Shares or Units of Stock That Have Not Vested	Market Value of Shares or Units of Stock That Have Not Vested
					Option Exercise Price	Option Expiration Date
	Grant Date

Name			(#)	(#)	($)		(#)	($)(1)	(#)	($)(1)
Robert Reffkin	1/1/2024	(2)					2,443,881	25,831,822
	1/1/2025	(3)					1,359,865	14,373,773
Scott Wahlers	3/28/2019		224,130	–	5.16	3/27/2029
	3/28/2019		19,370	–	5.16	3/27/2029
	4/17/2019		32,660	–	5.16	4/16/2029
	2/10/2020		16,870	–	6.44	2/9/2030
	2/10/2020		15,540	–	6.44	2/9/2030
	7/18/2023	(4)							22,695	239,886
	5/9/2025	(5)					304,383	3,217,328
	7/24/2025	(6)							70,921	749,635
	8/25/2025	(7)					290,331	3,068,799
Bradley Serwin	5/29/2020		552,360	–	6.44	12/31/2029
	10/27/2020		162,050	–	6.88	12/31/2029
	8/17/2023	(4)							42,553	449,785
	3/17/2025	(8)					14,758	155,992
	3/24/2025	(9)					153,484	1,622,326
	3/24/2025	(8)					27,483	290,495
	3/24/2025	(8)					33,787	357,129
	5/9/2025	(10)					219,859	2,323,910
	5/9/2025	(11)					135,146	1,428,493
	7/24/2025	(6)							70,921	749,635
Kalani Reelitz	–	(12)	–	–	–	–	–	–	–	–

(1) Amounts are calculated by multiplying the number of shares shown in the table by $10.57, the closing price per share of Class A common stock as of December 31, 2025, the last trading day of fiscal 2025.
(2) These RSUs vest as to 25% of the total shares annually from January 1, 2025 through January 1, 2028, subject to continued service on each vesting date.
(3) These RSUs vest as to 25% of the total shares annually from January 1, 2026 through January 1, 2029, subject to continued service on each vesting date.
(4) These PSUs are subject to a financial metric and a stock price condition, as well as a minimum service requirement. The financial metric and the stock price condition were achieved at 100% performance level and were certified by the Compensation Committee on March 22, 2025 with respect to the financial metric and on April 29, 2025 with respect to the stock price condition. These PSUs vest as to 100% on August 15, 2027, subject to continued service on each vesting date.
(5) These RSUs vest as to 36,895 shares on March 15, 2026; 27,671 shares on each of June 15 and September 15, 2026; 27,672 shares on December 15, 2026; 23,243 shares on March 15, 2027; 23,244 shares on each of June 15, September 15, and December 15, 2027; 15,864 shares on March 15, 2028; and 15,865 shares on each of June 15, September 15, and December 15, 2028; and 7,010 shares on each of March 15, June 15, September 15, and December 15, 2029, subject to continued service on each vesting date.
(6) These PSUs are subject to a financial metric and a stock price condition, as well as a minimum service requirement, which provides for vesting of 50% of these awards on each of August 15, 2025 and 2027 (for Mr. Wahlers) and 25% of these awards on each of May 15, 2026, 2027, 2028 and 2029 (for Mr. Serwin), subject to continued service on each vesting date. See "Compensation Discussion and Analysis—Components of 2025 NEO Compensation—Long-Term Incentives—Special 2025 Performance-Based Equity Awards" for additional details.

Compass, Inc.	51

(7) These RSUs vest as to 8.33% (of the original grant quantity) on December 15, 2025, 6.25% quarterly from March 15, 2026 through June 15, 2029, with the final 4.17% (of the original grant quantity) vesting on August 15, 2029, subject to continued service on each vesting date. See "Compensation Discussion and Analysis—Components of 2025 NEO Compensation—Long-Term Incentives—CFO 2025 Annual, Transition and Promotion Awards" for additional details.
(8) These RSUs vest on March 15, 2026, subject to continued service on the vesting date. See "Compensation Discussion and Analysis—Components of 2025 NEO Compensation—Long-Term Incentives—2025 Annual Equity Program" for additional details.
(9) These RSUs vest as to 6.25% of the total shares quarterly from March 15, 2026 through March 15, 2029, subject to continued service on each vesting date. See "Compensation Discussion and Analysis—Components of 2025 NEO Compensation—Long-Term Incentives—2025 Annual Equity Program" for additional details.
(10) These RSUs vest as to 12.5% of the total shares quarterly from March 15, 2026 through December 15, 2028, subject to continued service on each vesting date.
(11) These RSUs vest as to 25% of the total shares quarterly from March 15, 2026 through December 15, 2026, subject to continued service each vesting date.
(12) Mr. Reelitz forfeited unvested RSUs upon his resignation effective August 22, 2025. Accordingly, no equity awards were outstanding for Mr. Reelitz as of December 31, 2025.

52	2026 PROXY STATEMENT

Option Exercises and Stock Vested in 2025
The following table sets forth information regarding stock awards vested for the NEOs during the year ended December 31, 2025. No stock options were exercised by the NEOs in 2025.

	Stock Awards
	Number of Shares	Value Realized
	Acquired on Vesting(1)	On Vesting(2)
Name	(#)	($)
Robert Reffkin	814,627	4,765,568
Scott Wahlers	248,832	2,150,515
Bradley Serwin	333,532	2,886,584
Kalani Reelitz	475,291	3,649,113

(1) Represents the number of RSUs that vested in 2025. Shares underlying RSUs are settled to RSU holders net of income tax withholding obligations.
(2) The value realized on vesting is calculated based on the fair market value of the underlying stock on the vesting date multiplied by the number of shares.

Compass, Inc.	53

Nonqualified Deferred Compensation for 2025
The Company adopted the DCP in May 2025. The DCP allows participants to defer receipt of certain types of compensation, including up to 50% of salary and 100% of a participant's bonuses and incentive or performance‑based compensation. Amounts deferred under the DCP (other than the equity awards) are credited to a notional account and adjusted based on the performance of investment options selected by the participant from a menu designated by the Compensation Committee. These investment options are used solely for measurement purposes; no actual investments are made. Participants may change their investment elections from time to time, subject to rules established by the Compensation Committee.
Deferred amounts are generally paid upon separation from service, death, or on a scheduled in‑service distribution date, if elected and permitted under the DCP. Payments may be made in a lump sum or in annual installments for up to ten years, as elected by the participant and permitted under the DCP. Payments following separation from service are subject to a six‑month delay. The DCP does not allow accelerated payments except in limited circumstances permitted under applicable law, including hardship distributions in the event of an unforeseeable emergency.
None of our NEOs nor the Company made any contributions pursuant to the DCP or had any aggregate earnings, withdrawals/distributions or balances under the DCP in 2025. Mr. Reffkin elected to defer the maximum amount of his Cash Performance Bonus permitted under the DCP. Given that the first enrollment under the DCP was mid-year, Mr. Reffkin was permitted to defer the discretionary, individual performance portion of his Cash Performance Bonus on a pro rated basis and 100% of the nondiscretionary portion of his Cash Performance Bonus. Accordingly, he deferred $1,576,849 of his Cash Performance Bonus and this amount will be reported in next year’s "Nonqualified Deferred Compensation" table under the column "Executive Contributions in Last FY".

54	2026 PROXY STATEMENT

Potential Payments Upon Termination or Change in Control
We have severance agreements with all of our NEOs in the event of their involuntary terminations of employment, including in connection with a change in control. We believe that these agreements encourage our NEOs to focus their attention on the business operations of our Company in the face of the potentially disruptive impact of a rumored or actual change in control transaction, to assess takeover bids objectively without regard to the potential impact on their own job security and to allow for a smooth transition in the event of a change in control. We believe the size and terms of the benefits we provide appropriately balance the costs and benefits to our stockholders. We also believe these benefits are consistent with the benefits offered by companies with whom we compete for talent, and accordingly allow us to recruit and retain talented and experienced NEOs.
We have approved accelerated vesting provisions for certain RSU and stock option grants to certain executive officers upon an involuntary termination of those executive officers’ employment in connection with a change in control (each of "involuntary termination" and "change in control" as defined below). We believe these accelerated vesting provisions reflect current market practices, based on the collective knowledge and experiences of our Compensation Committee members and Semler Brossy, and allow us to attract and retain talented and experienced NEOs. We also believe that these accelerated vesting provisions will allow our NEOs to focus their attention on the business operations of our Company in the face of the potentially disruptive impact of a rumored or actual change in control transaction, to assess takeover bids objectively without regard to the potential impact on their own job security, and to allow for a smooth transition in the event of a change in control.
CEO Potential Severance Benefits
Under the terms of Mr. Reffkin's Employment Agreement with the Company dated March 12, 2020, as amended January 25, 2021, Mr. Reffkin is eligible to receive the following severance payments and benefits in the event that his employment with us is subject to a "qualifying termination" (generally defined as a termination by us without cause, by him for good reason, or due to disability or death), subject to his execution and non-revocation of a release of claims in our favor:
●Cash Severance: (i) continued payment of base salary for 12 months following termination, (ii) a lump sum payment equal to any earned but unpaid bonus for the year prior to termination and (iii) a lump sum payment equal to then-current target bonus opportunity on a prorated basis;
●Equity Acceleration: the Board may, at its discretion, choose to accelerate the vesting of unvested RSUs; and
●Medical Benefits: a lump sum payment equal to the premiums for continued medical benefits for 18 months.
Mr. Reffkin is also eligible to receive the following enhanced severance payments and benefits in the event that his employment with us is subject to a qualifying termination within three months prior to or 12 months after a change in control (generally defined as the sale of all or substantially all of the Company's assets to an unrelated person, a merger, reorganization or consolidation, the acquisition of all or a majority of the shares of the Company's stock in a single transaction or series of related transactions):
●Cash Severance: (i) continued payment of base salary for 24 months following termination, (ii) a lump sum payment equal to any earned but unpaid bonus for the year prior to termination and (iii) a lump sum payment equal to then-current target bonus opportunity on a prorated basis;
●Equity Acceleration: under the terms of the grant agreements between the Company and Mr. Reffkin (i) 100% acceleration of any then-unvested time-based RSU award and (ii) no acceleration of any then-unvested performance-based RSU awards unless the Board, in its discretion, chooses to accelerate all or a portion of such outstanding performance-based RSU awards; and
●Medical Benefits: a lump sum payment equal to the premiums for continued medical benefits for 24 months.

Compass, Inc.	55

Non-CEO NEO Severance Benefits
Our non-CEO NEOs are eligible to receive change in control and severance benefits pursuant to our standard Change in Control and Severance Agreement (the "CIC and Severance Agreement"), which provides that our non-CEO NEOs are eligible to receive certain payments and other benefits upon a "Qualifying Termination", a "CIC Qualifying Termination" and a termination of employment due to death or disability, subject to their execution and non-revocation of a release of claims in our favor.
Qualifying Termination Outside of a Change in Control
Under the terms of the CIC and Severance Agreement, our non-CEO NEOs are eligible to receive the following severance payments and benefits in the event that the NEO’s employment with us is terminated (i) by us for any reason other than for cause or (ii) by the non-CEO NEO for good reason:
●Cash Severance: (i) a lump sum severance payment of 12 months base salary and (ii) a lump sum payment equal to the executive officer’s then-current target bonus opportunity;
●Equity Acceleration: if the NEO has been employed with the Company for a period of less than 12 months at the time of termination, then the NEO’s outstanding equity awards that vest upon the NEO completing a cliff vesting period of 12 months of continuous service or less (a "Vesting Cliff") shall accelerate and become vested and exercisable as if the NEO’s employment had continued through the first Vesting Cliff; provided that performance-based awards will vest only to the extent of achievement of performance milestones (if measurable on the date of the NEO’s termination); and
●Medical Benefits: a lump sum payment equal to the premiums for continued medical benefits for 12 months.
Qualifying Termination in Connection with a Change in Control
Under the terms of the CIC and Severance Agreement, our other non-CEO NEOs are eligible to receive severance payments and benefits in the event that the NEO’s employment with us is terminated in connection with the consummation of a change in control (generally defined as an acquisition of 50% of our voting securities, the sale or disposition of all or substantially all of the Company's assets, a merger or consolidation, or other "corporate transaction" under Section 424(a) of the Code) (i) by us at the request of the acquirer (prior to the consummation of a change in control), (ii) by us or our successor for any reason other than for "cause" (if termination occurs within 12 months following or 3 months preceding the consummation of, but following execution of an agreement that will result in, a change in control) or (iii) by the NEO for "good reason" or at the request of the acquirer (if termination occurs within 12 months following or 3 months preceding the consummation of, but following execution of an agreement that will result in, a change in control), as follows:
●Cash Severance: (i) a lump sum severance payment of 18 months base salary, (ii) a lump sum payment equal to 1.5x the executive officer’s then-current target bonus opportunity and (iii) a lump sum payment equal to the executive officer’s then-current target bonus opportunity on a prorated basis;
●Equity Acceleration: 100% acceleration of any then-unvested equity awards (with any performance-based awards accelerating at the greater of actual achievement (if measurable) or target performance levels); and
●Medical Benefits: a lump sum payment equal to the premiums for continued medical benefits for 18 months.
Under the CIC and Severance Agreement, in the event any payments or benefits constitute "parachute payments" within the meaning of Section 280G of the Code and would be subject to the excise tax imposed by Section 4999 of the Code, such payments or benefits would be reduced to the maximum amount that does not result in the imposition of such excise tax, but only if such reduction results in the non-CEO NEO receiving a higher net-after tax amount than the non-CEO NEO would have received absent such reduction.

56	2026 PROXY STATEMENT

Termination in the Event of Death or Disability
Under the terms of the CIC and Severance Agreement, our non-CEO NEOs are eligible to receive severance payments and benefits in the event that the NEO’s employment with us is terminated in the event of death or disability (as defined in the CIC and Severance Agreement), as follows:
●Cash Severance: a lump sum payment equal to the executive officer’s then-current target bonus opportunity on a prorated basis; and
●Equity Acceleration: acceleration of any then-unvested equity awards that would otherwise have vested if service had continued through the end of the quarter in which separation took place (with performance-based awards only accelerating to the extent of the achievement of the applicable performance-based milestones, if measurable on the date of the NEO’s termination).
2021 Equity Incentive Plan
Our 2021 EIP generally provides that the Company in its discretion may accelerate the vesting of outstanding equity awards granted under the 2021 EIP upon a corporate transaction (as defined in the 2021 EIP). These provisions generally apply to all holders of awards under the 2021 EIP, including the NEOs. The terms of the CIC and Severance Agreement generally provide for "double trigger" acceleration of vesting of equity awards as described above.
Termination Events in 2025
Kalani Reelitz. On July 24, 2025, Mr. Reelitz notified the Company of his intention to resign from his employment with the Company effective August 22, 2025. Mr. Reelitz did not receive any severance payments or benefits upon his resignation with the Company.
Bradley Serwin. On September 9, 2025, the Company announced that Mr. Serwin will transition from his role as the Company’s General Counsel and Corporate Secretary, effective December 31, 2025. In connection with such transition, Mr. Serwin entered into a Separation Agreement dated September 3, 2025, as amended (the "Separation Agreement"), with the Company and separated from employment on December 31, 2025. Pursuant to the Separation Agreement, subject to his execution, non-revocation and delivery of a release of claims after his termination date, he received the following severance payments and benefits:
●Cash Severance: a lump sum cash payment equal to $650,000, representing 12 months of his base salary plus his target opportunity under the Cash Performance Bonus Program for 2025;
●Medical Benefits: a lump sum cash payment equal to $43,997, representing the premiums for continued medical benefits for 18 months following termination;
●Stock Option Modification: extension of his stock option agreements to provide that he has until the earlier of (i) four years (rather than three months) from his termination date and (ii) the expiration date set forth in each option agreement, to exercise any of his vested Company stock options;
●Waiver of Repayment Obligations: waiver of Mr. Serwin's obligation to repay any portion of the cash bonus paid to him in January 2021 (as of December 31, 2025, $124,200 remained subject to such repayment obligation);
●Continued Vesting of RSUs during Consultant Services Period: during a consultancy period through June 2026 under which Mr. Serwin will provide his services for specific identified projects, Mr. Serwin's outstanding RSU awards will continue to vest;
●Sabbatical Policy Payment: a lump sum cash payment equal to $37,500, which represents payout of four weeks accrued under the Company’s sabbatical policy; and
●Payment of Earned 2025 Cash Performance Bonus: a lump sum cash payment equal to $350,000, representing Mr. Serwin's Cash Performance Bonus for 2025 based on the factors described in "Compensation Discussion

Compass, Inc.	57

and Analysis—Components of 2025 NEO Compensation—Short-Term Incentives—2025 Cash Performance Bonus Program".
Potential Payments Upon Termination or Change in Control
The following table and narrative for each column set forth our payment obligations pursuant to the compensation arrangements for each of our continuing NEOs, under the circumstances described in the table and narrative, assuming that their employment was terminated or a change in control occurred on December 31, 2025.

		Qualifying Termination	Qualifying Termination	Termination –
		No Change in Control	Change in Control	Death or Disability
Name	Benefits	($)	($)(a)	($)(b)
Robert Reffkin	Cash Severance:	1,800,000	2,700,000	1,800,000*
	Equity Acceleration(1):	–	40,205,595	*
	Medical Benefits(2):	55,689	74,252	55,689*
	Total:	1,855,689	42,979,847	1,855,689*
Scott Wahlers	Cash Severance:	1,000,000	1,500,000	500,000**
	Equity Acceleration(1):	–	6,526,013	–
	Medical Benefits(2):	37,126	55,689	–
	Total:	1,037,126	8,081,702	500,000**

* Involuntary Termination is defined to include disability and death in Mr. Reffkin's Employment Agreement. If disability or death occurs without a change of control, Mr. Reffkin would receive the payments summarized in column (b), and if disability or death occurs in connection with a change in control, Mr. Reffkin would receive the payments summarized in column (a).
** For our non-CEO NEOs, upon a termination for death or disability, the NEO will receive a pro-rated portion of their then current target bonus opportunity for the portion of the year the NEO served.
(1) Equity acceleration amounts have been calculated using $10.57, the closing price per share of Class A common stock as of December 31, 2025.
(2) Estimated based on current premiums and elections.

58	2026 PROXY STATEMENT

CEO Pay Ratio
We are providing the following information about the relationship of the annual total compensation of our employees and the annual total compensation of our CEO for 2025, our last completed fiscal year:
1.The annual total compensation of our median employee was $94,792 (see below); and
2.The annual total compensation of our CEO, as reported in the Summary Compensation Table in this proxy statement, was $10,656,460.
Based on this information for fiscal year 2025, we reasonably estimate that the ratio of our CEO’s annual total compensation to the annual total compensation of our median employee was 112:1.
This pay ratio is a reasonable estimate calculated in a manner consistent with SEC rules based on our payroll and employment records and the methodology described below. The SEC rules for identifying the median compensated employee and calculating the pay ratio based on that employee’s annual total compensation allow companies to adopt a variety of methodologies, to apply certain exclusions, and to make reasonable estimates and assumptions that reflect their compensation practices. As such, the pay ratio reported by other companies may not be comparable to the pay ratio reported above, as other companies may have different employment and compensation practices and may utilize different methodologies, exclusions, estimates and assumptions in calculating their own pay ratios.
We determined our median compensated employee for 2025 using base salary as of December 31, 2025, annualized, as our consistently applied compensation measure.
We determined the median employee’s total 2025 compensation, including any perquisites and other benefits, in the same manner that we determine the total compensation of our CEO for purposes of the Summary Compensation Table disclosed above. The total 2025 compensation of our median employee, an Office Lead, was determined to be $94,792. This total compensation amount for our median employee was then compared to the total compensation of our CEO disclosed above in the Summary Compensation Table, of $10,656,460. The elements included in the CEO’s total compensation are fully discussed in the footnotes to the Summary Compensation Table.

Compass, Inc.	59

Pay Versus Performance
As required by Section 953(a) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and Item 402(v) of Regulation S-K, we are providing the following information about the relationship between executive compensation actually paid (as defined by SEC rules) and certain financial performance of the Company. The Compensation Committee did not consider the pay versus performance disclosure when making its incentive compensation decisions. For further information about how we align executive compensation with the Company’s performance, see "Compensation Discussion and Analysis" above. The amounts in the table below are calculated in accordance with SEC rules and do not represent amounts actually earned or realized by NEOs, including with respect to stock and option awards.

Year(1)	Summary Compensation Table Total for CEO(2)	Compensation Actually Paid to CEO(2)(3)	Average Summary Compensation Table Total for Non-CEO NEOs(4)	Average Compensation Actually Paid to Non-CEO NEOs(3)(4)	Value of Initial Fixed $100 Investment Based On:		Net Income (Loss) (in millions)	Company Selected Measure - Free Cash Flow(7) (in millions)
					Total Shareholder Return(5)	Peer Group Total Shareholder Return(6)
2025	$10,656,460	$28,610,141	$8,665,893	$4,951,796	$52.46	$43.34	$(58.7)	$203.3
2024	$14,951,990	$21,762,272	$1,632,815	$3,270,065	$29.03	$37.37	$(154.5)	$105.8
2023	$7,678,320	$4,618,991	$2,969,135	$3,012,025	$18.66	$36.81	$(320.1)	$(37.1)
2022	$411,156	$(86,430,991)	$2,871,847	$(1,132,030)	$11.56	$19.80	$(601.5)	$(361.8)
2021	$89,915,376	$29,387,757	$2,442,874	$25,732	$45.11	$56.57	$(494.1)	$(78.7)
(1) Our reporting begins in 2021, due to our IPO on April 1, 2021.
(2) Robert Reffkin is the CEO for purposes of calculating the amounts in each applicable year.
(3) None of our NEOs participate in a pension plan; therefore, we did not report a change in pension value for any of the years reflected in this table, and a deduction from the Summary Compensation Table total related to pension value is not needed. A reconciliation of Total Compensation from the Summary Compensation Table to compensation actually paid to our CEO and our non-CEO NEOs (as an average) is shown below:

	2025
Adjustments:	CEO ($)	Average of Non-CEO NEOs ($)
Total Compensation as reported in Summary Compensation Table (SCT)	10,656,460	8,665,893
Adjustments for stock and option awards (a):
(Subtraction): Stock and option awards amounts as reported in SCT	(7,955,210)	(7,675,105)
Addition: Fair value at year-end of awards granted during the covered fiscal year that are outstanding and unvested at year-end	14,373,773	2,641,820
Addition (Subtraction): Change in fair value of awards from prior fiscal year and to the fiscal year end which were granted in any prior fiscal year that are outstanding and unvested at year end	11,535,118	42,530
Addition: Vesting date fair value of awards granted and vesting during such year	—	1,547,010
Addition (Subtraction): Change as of the vesting date (from the end of the prior fiscal year) in fair value of awards granted in any prior fiscal year for which vesting conditions were satisfied during such year	—	868,415
(Subtraction): Fair value at end of prior year of awards granted in any prior fiscal year that fail to meet the applicable vesting conditions during such year	—	(1,138,767)
Addition: Dividends or other earnings paid on stock or option awards in the covered year prior to vesting if not otherwise included in the total compensation for the covered year	—	—
Compensation Actually Paid (as calculated)	28,610,141	4,951,796
(a) The fair values of the stock and option awards were calculated using valuation assumptions in accordance with ASC 718 including: (i) the fair value of RSU awards was calculated using the closing price of our common stock as of the vesting date or last day of the applicable fiscal year; (ii) the fair value of performance based vesting awards was estimated using a Monte Carlo Simulation method; and (iii) the fair value of options was estimated using the Black-Scholes option-pricing model.

(4) The names of the non-CEO NEOs included for purposes of calculating the average amounts in each applicable year are as follows: (i) for 2025, Kalani Reelitz, Scott Wahlers and Bradley Serwin (ii) for 2024, Kalani Reelitz and Bradley Serwin; (iii) for 2023, Kalani Reelitz, Greg Hart and Bradley Serwin; (iv) for 2022, Kristen Ankerbrandt, Kalani Reelitz, Greg Hart, Neda Navab, Priyanka Singh, Joseph Sirosh and Danielle Wilkie; and (v) for 2021, Kristen Ankerbrandt, Greg Hart, Neda Navab and Priyanka Singh.
(5) The amounts disclosed represent the value of an investment of $100 in Compass common stock at the end of each period presented assuming the investment was made on April 1, 2021, which was the date of the Company's IPO.

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(6) The amounts disclosed represent the value of an investment of $100 in a peer group index at the end of each period presented assuming the investment was made on April 1, 2021, which was the date of the Company's IPO. The total shareholder return applied to each investment period is calculated using a peer group index that represents the weighted peer group TSR, weighted according to the respective companies’ stock market capitalization at the beginning of each period for which a return is indicated. The list of companies used for this purpose is the same as the peer group used in our Annual Report and includes the following companies: Zillow Group, Inc. (ZG), Opendoor Technologies Inc. (OPEN), EXP World Holdings, Inc. (EXPI), and Anywhere Real Estate Inc. (HOUS). The peer group TSR is not directly comparable to prior proxy statements due to the removal of Redfin Corporation (RDFN) following its acquisition in 2025.
(7) Our Company-selected measure is Free Cash Flow, which is the measure we believe represents the most important financial performance not otherwise presented in the table above that we used to link compensation actually paid to our NEOs for fiscal 2025 to our Company’s performance. See "Annex" for the definition of Free Cash Flow and a reconciliation of GAAP to non-GAAP measures.
Tabular List of Important Financial Performance Measures
The most important financial* measures used by the Company to link compensation actually paid (as defined by SEC rules) to the Company’s NEOs for the most recently completed fiscal year to the Company’s performance are:

Free Cash Flow
Adjusted EBITDA
Non-GAAP OPEX
Stock Price
Net Principal Agent Adds*
See "Annex" for definitions of the above financial measures and a reconciliation of GAAP to non-GAAP measures.
*Net Principal Agent Adds is not a financial measure.
Analysis of the Information Presented in the Pay Versus Performance Table
While we utilize several performance measures to align executive compensation with performance, not all of those measures are presented in the Pay versus Performance table. Moreover, the Company generally seeks to incentivize long-term performance, and therefore does not specifically align the Company’s performance measures with compensation that is actually paid (as defined by SEC rules) for a particular year. In accordance with Item 402(v) of Regulation S-K, we are providing the following graphic descriptions of the relationships between information presented in the Pay Versus Performance table.
In particular, our CEO’s compensation actually paid, as reported in the Pay Versus Performance table, was $21.8 million in 2024 and increased to $28.6 million in 2025. The increases in compensation actually paid in 2024 and 2025 compared to 2023 were primarily driven by Mr. Reffkin's time-based RSU awards granted in January of each year, which vest ratably over a four-year period. The remaining increase in compensation actually paid in 2025 compared to 2024 was driven by the increase in our stock price during the year, which increased the fair value of Mr. Reffkin's outstanding and unvested RSUs as of December 31, 2025.

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Compensation Actually Paid and Total Shareholder Return
We present our CEO's and average non-CEO NEO's compensation actually paid for 2021 through 2025 in comparison with the TSR on a hypothetical $100 investment in our stock made on April 1, 2021 and the hypothetical $100 investment in our peer group's stock as of the same date. We then show how our return and the peer group changed over time so that you can view the change in pay with the change in return.
Compensation Actually Paid and Net Income (Loss)
We present our CEO's and average non-CEO NEO’s compensation actually paid for 2021 through 2025 in comparison with the Company’s net income (loss) over the same periods.

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Compensation Actually Paid and Free Cash Flow
We present our CEO's and non-CEO NEO’s pay for 2021 through 2025 in comparison with the Company’s Free Cash Flow over the same periods.

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Equity Compensation Plan Information
The following table provides information regarding our equity compensation plans as of December 31, 2025.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights ($)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
	(a)	(b)	(c)
Equity compensation plans approved by security holders	76,506,474(1)	6.34(2)	68,781,303(3)(4)
Equity compensation plans not approved by security holders(5)	890,310(5)	5.16	-
Total	77,396,784	6.31	68,781,303

(1) Includes: (a) 44,594,396 shares of Class A common stock issuable pursuant to RSUs under our 2021 EIP and our 2012 Stock Incentive Plan ("2012 Plan"), (b) 27,659,064 shares of Class A common stock underlying options granted under our 2021 EIP and our 2012 Plan, (c) 4,013,200 shares of Class A common stock issuable pursuant to performance stock units (PSUs) under our 2021 EIP, (d) 5,055 shares of Class A common stock underlying stock appreciation rights (SARs) granted under our 2021 EIP, and (d) 234,759 shares of Class A common stock subject to purchase rights under our 2021 Employee Stock Purchase Plan ("ESPP") as of December 31, 2025.
(2) Does not include RSUs, PSUs, or shares subject to purchase under our ESPP.
(3) Includes 51,211,739 shares available under our 2021 EIP and 17,569,564 shares available for grant under our ESPP.
(4) Our 2021 EIP and ESPP contain evergreen provisions whereby the number of shares reserved for issuance under the 2021 EIP and ESPP automatically increase on January 1 of each of the calendar years 2022 through 2031 by 5% and 1% respectively of the Company's issued and outstanding common stock (and preferred stock, if applicable, for the ESPP) on December 31 immediately prior to the date of the automatic increase (subject to a cap of 150,000,000 shares issued over the term of the ESPP).
(5) Non-qualified stock options granted to certain service providers (independent contractors) outside of our 2012 Plan in 2019 before we became a publicly traded company.

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Questions and Answers About the Annual Meeting
Proxy Materials
Why am I receiving these materials?
We are distributing our proxy materials because our Board of Directors is soliciting your proxy to vote at the Annual Meeting. This proxy statement summarizes the information you need to vote at the Annual Meeting. You do not need to attend the Annual Meeting to vote your shares.
Pursuant to SEC rules, we are providing access to our proxy materials via the Internet under the "notice and access" approach. Accordingly, we are mailing a Notice of Internet Availability of Proxy Materials ("Notice") to many of our stockholders instead of a paper copy of the proxy materials. All stockholders may access our proxy materials on the website referred to in the Notice. You may also request to receive a printed set of the proxy materials. You can find instructions regarding how to access our proxy materials via the Internet and how to request a printed copy in the Notice. Additionally, by following the instructions in the Notice, you may request to receive proxy materials in printed form by mail or electronically by email on an ongoing basis. We believe that these rules allow us to provide our stockholders with the information they need while lowering the costs of delivery and reducing the environmental impact of the Annual Meeting.
Why did I receive a Notice instead of a full set of proxy materials?
Unless you have requested that we provide a copy of our proxy materials to you by mail or email, we are providing only the Notice to you by mail or email. The Notice will instruct you as to how you may access and review the proxy materials on the Internet. The Notice will also instruct you as to how you may access your proxy card to vote over the Internet. If you received the Notice by mail or email and would like to receive a paper copy of our proxy materials, free of charge, please follow the instructions included in the Notice. This proxy statement is dated April 3, 2026 and distribution of the Notice to stockholders is scheduled to begin and be completed on April 3, 2026. We have adopted this procedure pursuant to rules adopted by the SEC in order to conserve natural resources and reduce our costs of printing and distributing the proxy materials, while providing a convenient method for stockholders to access the materials and vote.
What does it mean if I received more than one Notice or proxy card?
If you receive more than one Notice or proxy card, your shares are registered in more than one name or are registered in different accounts. To make certain all of your shares are voted, please follow the instructions included on each Notice or proxy card and provide voting instructions for each Notice or proxy card by telephone, through the Internet, or by mail. If you requested or received paper proxy materials and you intend to vote by mail, please complete, sign, and return each proxy card you received to ensure that all of your shares are voted.
I share an address with another stockholder, and we received only one (or more than one) paper copy of the proxy materials. How may I obtain an additional (or single) copy of the proxy materials?
Under the rules adopted by the SEC, we may deliver a single set of proxy materials to one address shared by two or more of our stockholders. This delivery method is referred to as "householding" and can result in significant cost savings and reduced environmental impact. To take advantage of this opportunity, we have delivered only one set of proxy materials to multiple stockholders who share an address, unless we received contrary instructions from the impacted stockholders

Compass, Inc.	65

prior to the mailing date. We agree to deliver promptly, upon written or oral request, a separate copy of the proxy materials, as requested, to any stockholder at the shared address to which a single copy of these documents was delivered. If you prefer to receive separate copies of the proxy statement or annual report, contact Broadridge Financial Solutions, Inc. by calling 1-866-540-7095 or in writing at 51 Mercedes Way, Edgewood, New York 11717, Attention: Householding Department.
In addition, if you currently are a stockholder who shares an address with another stockholder and would like to receive only one copy of future notices and proxy materials for your household, you may notify your broker if your shares are held in a brokerage account or you may notify us if you hold registered shares. Registered stockholders may notify us by contacting Broadridge Financial Solutions, Inc. at 1-866-540-7095 or in writing at 51 Mercedes Way, Edgewood, New York 11717, Attention: Householding Department.
Voting Information
What proposals will be voted on at the Annual Meeting, how does the Board of Directors recommend that I vote and how many votes are needed for approval of each proposal?
The table below sets forth information on the Board of Directors’ recommendation, the vote required and the effect of abstentions and broker non-votes. For each of the proposals below, the holders of our Class A common stock and Class C common stock vote together as a single class.

	Board of Directors Voting Recommendation	Vote Required	Effect of Abstentions	Broker Discretionary Voting Allowed
Proposal No. 1: Election of Three Nominees for Class II Director	FOR each director nominee	Plurality of the votes cast	No effect	No
Proposal No. 2: Ratification of the Appointment of PricewaterhouseCoopers LLP as Our Independent Public Accounting Firm for 2026	FOR	Majority of votes cast	No effect	Yes
Proposal No. 3: Advisory Vote to Approve 2025 Named Executive Officer Compensation ("Say-on-Pay Vote")	FOR	Majority of votes cast	No effect	No
Who is entitled to vote at the Annual Meeting?
The record date for the Annual Meeting is the close of business on March 17, 2026. As of the record date, 736,022,956 shares of Class A common stock, par value $0.00001 per share, and 10,122,433 shares of Class C common stock, par value $0.00001 per share, were outstanding. Only holders of our common stock as of the record date will be entitled to vote.
What is the difference between holding shares as a stockholder of record and as a beneficial owner?
Stockholders of Record (shares registered in your name). If your shares are registered directly in your name with our transfer agent, Computershare Shareowner Services LLC, you are considered the "stockholder of record" with respect to those shares. As the stockholder of record, you have the right to grant your voting proxy directly to Compass or to a third party, or to vote your shares during the Annual Meeting.
Beneficial Owners (shares registered in the name of your broker, bank or other nominee). If your shares are held in a brokerage account or by a bank or other holder of record (commonly referred to as holding shares in "street name"), you are considered the "beneficial owner" of those shares. As the beneficial owner, you have the right to direct your broker, bank or other holder of record how to vote your shares during our Annual Meeting.

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How do I vote before the Annual Meeting and what is the voting deadline?
You may vote before the Annual Meeting through any of the following methods:

www.proxyvote.com
VIA THE INTERNET

Call 1 (800) 690-6903 (if you are a registered record holder)
BY TELEPHONE

Complete, date, and sign your proxy card (if you are a stockholder of record) or voting instruction form (if you are a beneficial owner) and return it in the postage-paid envelope
BY MAIL

Internet and telephone voting are available 24 hours a day until 11:59 p.m. Eastern Time on May 13, 2026.
DEADLINE
How do I vote at the Annual Meeting?
The Annual Meeting will be held virtually. To vote online during the Annual Meeting, join the virtual Annual Meeting at www.virtualshareholdermeeting.com/COMP2026 using your 16-digit control number (included in the Notice sent to you) and follow the instructions in the Annual Meeting portal.
Whether you are a stockholder of record or a beneficial stockholder, you may vote your shares electronically during the Annual Meeting. Even if you plan to participate in the Annual Meeting, we recommend that you also vote by proxy as described above so that your vote will be counted if you later decide not to participate in the Annual Meeting.
A list of registered stockholders entitled to vote at the Annual Meeting will be available for inspection by stockholders during the Annual Meeting for any legally valid purpose related to the Annual Meeting.
Can I change my vote or revoke my proxy?
Stockholders of Record (shares registered in your name). If you are a stockholder of record, you may change your vote before the Annual Meeting by submitting a later-dated proxy through any of the methods described under question "How do I vote before the Annual Meeting and what is the voting deadline?" above, which will automatically revoke the earlier proxy. You do not need to deliver the later-dated proxy using the same method as the original proxy. You may also revoke your proxy by delivering a written notice to our Corporate Secretary at 110 5th Avenue, 4th Floor, New York, New York 10011 or by email to corporatesecretary@compass.com stating that you are revoking your proxy. This revocation is valid only if we receive your notice before the Annual Meeting.
Beneficial Owners (shares registered in the name of your broker, bank or other nominee). If you are a beneficial holder, please contact your broker or nominee for the procedures on revoking your proxy or changing your vote before the Annual Meeting.
Both stockholders of record and beneficial owners may change their vote by attending the Annual Meeting and voting at the meeting. However, your attendance at the Annual Meeting, alone, will not revoke your proxy.

Compass, Inc.	67

What is the effect of giving a proxy?
All proxies will be voted in accordance with the instructions specified on the signed proxy card. If you sign a physical proxy card and return it without instructions as to how your shares should be voted on a particular proposal at the Annual Meeting, your shares will be voted in accordance with the recommendations of our Board of Directors.
What if I do not specify how my shares are to be voted?
If you do not vote and you hold your shares in street name, and your broker does not have discretionary power to vote your shares, your shares may constitute "broker non-votes" (as described below) and will not be counted in determining the number of shares necessary for approval of the proposals. However, broker non-votes will be counted for the purpose of establishing a quorum for the Annual Meeting.
What are the effects of abstentions and broker non-votes?
A broker non-vote occurs when shares held by a broker are not voted with respect to a particular proposal because the broker does not have discretionary authority to vote on the matter and has not received voting instructions from its clients. If your broker holds your shares in its name and you do not instruct your broker how to vote, your broker will only have discretion to vote your shares on "routine" matters. Where a proposal is not "routine," a broker who has not received instructions from its clients does not have discretion to vote its clients’ uninstructed shares on that proposal. At our Annual Meeting, only the ratification of the appointment of our independent public accounting firm (Proposal 2) is considered a routine matter. All other proposals are considered "non-routine," and your broker will not have discretion to vote on these proposals.
Broker non-votes and abstentions by stockholders from voting (including brokers holding their clients' shares of record who cause abstentions to be recorded) will be counted towards determining whether or not a quorum is present. However, because broker non-votes and abstentions are not voted affirmatively or negatively, they will have no effect on the approval of any of the proposals.
What is a quorum?
The holders of a majority of the voting power of the shares of our common stock entitled to vote at the Annual Meeting as of the record date must be present at the Annual Meeting in order to hold the Annual Meeting and conduct business. This presence is called a quorum. Your shares are counted as present at the Annual Meeting if you are present and vote electronically at the Annual Meeting or if you have properly submitted a proxy.
How are proxies solicited for the Annual Meeting and who is paying for such solicitation?
The accompanying proxy is solicited by and on behalf of our Board of Directors, whose Notice of the Annual Meeting is attached to this proxy statement, and the entire cost of such solicitation will be borne by us.
In addition to the use of the mails, proxies may be solicited by telephone and email by directors, officers and our other employees, who will not be specially compensated for these services. We will also request that brokers, nominees, custodians and other fiduciaries forward soliciting materials to the beneficial owners of shares held of record by such brokers, nominees, custodians and other fiduciaries. We will reimburse such persons for their reasonable expenses in connection therewith.
Certain information contained in this proxy statement relating to the background and security holdings of our directors and officers is based upon information received from the individual directors and officers.
Is my vote confidential?
Yes. Proxy instructions, ballots, and voting tabulations that identify individual stockholders are handled in a manner that protects your voting privacy. Your vote will not be disclosed, either within the Company or to third parties, except as necessary (i) to meet applicable legal requirements, (ii) to allow for tabulation and certification of the vote, and (iii) to facilitate successful proxy solicitation by the Board of Directors.

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How can I find out the results of the voting at the Annual Meeting?
We will announce preliminary voting results at the Annual Meeting and publish final results on a Current Report on Form 8-K that we expect to file with the SEC within four business days after the Annual Meeting.
Other Information
What is the deadline to propose actions for consideration at next year’s annual meeting of stockholders or to nominate individuals to serve as directors?
You may present proposals for action at a future meeting or submit nominations for election of directors only if you comply with the requirements of the rules established by the SEC and our amended and restated bylaws, as applicable. In order for a stockholder proposal to be considered for inclusion in our proxy statement and form of proxy relating to our 2027 annual meeting of stockholders, the proposal must be received by us at our principal executive offices no later than December 4, 2026. Stockholders wishing to bring a proposal or nominate a director at the 2027 annual meeting (but not include it in our proxy materials) under our amended and restated bylaws must provide written notice of such proposal to our Corporate Secretary at our principal executive offices between 5:00 p.m. Eastern Time January 14, 2027 and 5:00 p.m. Eastern Time February 13, 2027 and comply with the other provisions of our amended and restated bylaws. In addition to satisfying the foregoing requirements, to comply with the universal proxy rules, stockholders who intend to solicit proxies in support of director nominees other than the nominees of the Board of Directors must provide notice that sets forth the information required by Rule 14a-19 under the Securities Exchange Act of 1934 no later than March 15, 2027.
Where can I find more information about the Company’s SEC filings, governance documents and communicating with the Company and the Board?
SEC Filings and Reports. Our SEC filings, including our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and any amendments to those reports, are available free of charge on our Investor Relations website at https://investors.compass.com/financials/sec-filings/default.aspx.
We will mail, without charge, upon written request, a copy of our Annual Report on Form 10-K for the year ended December 31, 2025, including the financial statements and list of exhibits, and any exhibit specifically requested. Requests should be sent to:
Compass, Inc.
110 5th Avenue, 4th Floor
New York, New York 10011
Attn: Corporate Secretary
Corporate Governance Documents. The Corporate Governance Guidelines, charters of our Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee, Employee and Director Code of Ethics and Vendor Code of Ethics are available in the governance section of our Investor Relations website at https://investors.compass.com/overview/default.aspx under the "Governance" tab.
Communicating with Management and Investor Relations. Stockholders may contact management or Investor Relations through our Investor Relations department by writing to Investor Relations at our principal executive offices at Compass, Inc., 110 5th Avenue, 4th Floor, New York, New York 10011 or by email at investorrelations@compass.com.
Communicating with the Board of Directors. Our Board of Directors has adopted a process by which stockholders or other interested persons may communicate with the Board of Directors or any of its members. Stockholders and other interested parties may send communications in writing to any or all directors in care of our Corporate Secretary, Compass, Inc., 110 5th Avenue, 4th Floor, New York, New York 10011 or by email to corporatesecretary@compass.com. Each communication should specify the applicable addressee or addressees to be contacted, the general topic of the communication, and information about your share ownership. The Company will initially receive and process communications before forwarding them to the addressee. Certain items that are unrelated to the duties and responsibilities of the Board of Directors will not be forwarded. Such items include, but are not limited to:

Compass, Inc.	69

spam, junk mail and mass mailings, new product suggestions, resumes and other forms of job inquiries, surveys, and business solicitations or advertisements. In addition, material that is trivial, obscene, unduly hostile, threatening, or illegal or similarly unsuitable items will not be forwarded.

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Other Matters
The Board of Directors is not aware of any other matters that will be presented for consideration at the Annual Meeting. However, if any other matters are properly brought before the Annual Meeting, the persons named in the accompanying proxy intend to vote on those matters in accordance with their best judgment.
By Order of the Board of Directors,
Ethan Glass
Ethan Glass
Chief Legal Officer and Corporate Secretary

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Annex
Forward-Looking Statements
This proxy statement includes forward-looking statements, which are statements other than statements of historical facts, and statements in the future tense. These statements include, but are not limited to, statements regarding our future performance, including expected financial results, statements related to the expected benefits of our acquisition (the "Anywhere Merger") of Anywhere Real Estate Inc. ("Anywhere"), the anticipated impact of the Anywhere Merger on our business and future financial and operating results, including the timing of synergies from the Anywhere Merger, and our expectations for operational achievements. Forward-looking statements are based upon various estimates and assumptions, as well as information known to us as of the date of this proxy statement, and are subject to risks and uncertainties, including but not limited to: general economic conditions, economic and industry downturns, the health of the U.S. real estate industry, and risks generally incident to the ownership of residential real estate; the effect of monetary policies of the federal government and its agencies; high mortgage rates; low home inventory levels; our ability to successfully integrate Anywhere's business and realize cost synergies and other anticipated benefits of the Anywhere Merger; the significant debt (and increased interest expense) we incurred in connection with the Anywhere Merger, including its impact on our business, cash flow and operations; an event of default under our material debt agreements would adversely affect our operations and our ability to satisfy obligations under our indebtedness; our ability to raise capital to grow our business or refinance or restructure our existing debt on terms acceptable to us, or at all; our ability to recruit and retain real estate professionals at the same rate as in the past; review of the Anywhere Merger by regulatory authorities and private parties and any challenges and resulting actions that could adversely affect our business; ongoing industry antitrust class action litigation (including the antitrust lawsuits filed against us and Anywhere) or any related regulatory activities; decreases in our gross commission income or the percentage of commissions that we or our franchisees collect; risks related to the significant increase in our franchise business following the Anywhere Merger; our ability to carefully manage our expense structure; adverse economic, real estate or business conditions in geographic areas where our business is concentrated and/or impacting high-end markets; our ability to continuously innovate, improve and expand our technology offerings to create value for our real estate professionals; our ability to adapt in a timely and effective manner to AI and AI-related technologies; our ability to maintain our company culture; our ability to expand our operations and to offer additional integrated services; our ability to realize the expected benefits from our joint ventures, including mortgage and title underwriting; our ability to compete successfully; our ability to attract and retain real estate professionals at our owned-brokerage and expand our franchisees; fluctuations in our quarterly results and other operating metrics; the loss of one or more of our key personnel and our ability to attract and retain other highly qualified personnel; actions by real estate professionals, employees or franchisees that could adversely affect our reputation and subject us to liability; our ability to pursue acquisitions that are successful and integrated into our existing operations; our ability to maintain or establish relationships with MLSs and third-party listing providers; the impact of cybersecurity incidents and the potential loss of critical and confidential information; the reliability of our fraud detection processes; depository banks not honoring our escrow and trust deposits; impairment of our goodwill and other long-lived assets; liabilities arising out of Anywhere’s frozen legacy pension plan; exposure to risks inherent to international markets; our ability to develop and maintain an effective system of internal control over financial reporting; our ability to use net operating losses and other tax attributes may be limited; our reliance on assumptions, estimates and business data to calculate our key performance indicators; changes in, and our reliance on, accounting standards, assumptions, estimates and business data; our ability to continue to securitize certain assets of Cartus; the dependability of our platform, technology offerings and software; our ability to obtain or maintain adequate insurance coverage; disruption or delay in service from third-party service providers; our ability to generate high-quality leads for real estate professionals and franchisees; a loss of our largest real estate benefit program client or continued reduction in spending on relocation services; investor expectations related to corporate responsibility, environmental, social and governance factors; natural disasters and catastrophic events; the effect of claims, lawsuits, government investigations and other proceedings; changes in federal or state laws regarding the classification of our agents as independent contractors; compliance with privacy laws and regulations; compliance with applicable laws and regulations and changes to applicable laws and regulations; our ability to protect our intellectual property rights, and our reliance on the intellectual property rights of third parties; our use of open source software; the impact of having a multi-class structure of common stock; volatility in our trading price; the content of securities analysts reports and/or change in

72	2026 PROXY STATEMENT

Annex
our debt rating by a rating agency; our charter provisions may make us more difficult to acquire, may limit stockholder attempts to remove or replace management and/or obtain a favorable judicial forum for disputes with us or our directors, officers or employees; our plan to continue to retain earnings rather than pay dividends for the foreseeable future; the impact of the accounting method for our 0.25% Convertible Senior Notes due 2031 (the "Convertible Notes") on our reported financial results; potential for common stock dilution or stock price depression related to the Convertible Notes; counterparty risk with respect to the capped call transactions we entered into in connection with the Convertible Notes; and other risks set forth in our annual report on Form 10-K and our quarterly reports on Form 10-Q. Significant variation from the assumptions underlying our forward-looking statements could cause our actual results to vary, and the impact could be significant. Accordingly, actual results could differ materially from those predicted or implied or such uncertainties could cause adverse effects on our results. Reported results should not be considered as an indication of future performance.
More information about factors that could adversely affect our business, financial condition and results of operations, or that could cause actual results to differ from those expressed or implied in our forward-looking statements is included under the captions "Risk Factors," "Legal Proceedings" and "Management’s Discussion and Analysis of Financial Condition and Results of Operations" in our most recent annual report on Form 10-K and our quarterly reports on Form 10-Q, copies of which are available on the Investor Relations page of our website at https://investors.compass.com and on the SEC website at www.sec.gov. All information herein speaks as of the date hereof and all forward-looking statements contained herein are based on information available to us as of the date hereof, and we do not assume any obligation to update these statements as a result of new information or future events. Undue reliance should not be placed on the forward-looking statements in this proxy statement.
Definitions and Reconciliations of Non-GAAP Financial Measures
Free Cash Flow is a non-GAAP financial measure that represents net cash used in operating activities less capital expenditures.
Adjusted EBITDA is a non-GAAP financial measure that represents our net loss attributable to Compass, Inc. adjusted for depreciation and amortization, investment income, net interest expense, stock-based compensation expense, benefit from income taxes and other items.
Non-GAAP OPEX is a non-GAAP financial measure that represents operating expenses excluding Commissions and other related expenses, Depreciation and amortization, Stock-based compensation and other expenses excluded from the Company’s calculation of Adjusted EBITDA.
We use Free Cash Flow, Adjusted EBITDA and non-GAAP OPEX in conjunction with GAAP measures as part of our overall assessment of our performance, including the preparation of our annual operating budget and quarterly forecasts, to evaluate the effectiveness of our business strategies and to communicate with our board of directors concerning our financial performance. We believe Free Cash Flow, Adjusted EBITDA and non-GAAP OPEX are also helpful to investors, analysts and other interested parties because they can assist in providing a more consistent and comparable overview of our operations across our historical financial periods. Free Cash Flow, Adjusted EBITDA and non-GAAP OPEX have limitations as analytical tools. Therefore, you should not consider them in isolation or as a substitute for analysis of our results as reported under GAAP. Because of these limitations, you should consider Free Cash Flow, Adjusted EBITDA and non-GAAP OPEX alongside other financial performance measures, including net loss attributable to Compass, Inc., GAAP OPEX, operating cash flows and our other GAAP measures. In evaluating Free Cash Flow, Adjusted EBITDA and non-GAAP OPEX, you should be aware that in the future we may incur expenses that are the same as or similar to some of the adjustments reflected in this proxy statement. Our presentation of Free Cash Flow, Adjusted EBITDA and non-GAAP OPEX should not be construed to imply that our future results will be unaffected by the types of items excluded from these calculations of Free Cash Flow, Adjusted EBITDA and non-GAAP OPEX. Free Cash Flow, Adjusted EBITDA and non-GAAP OPEX are not presented in accordance with GAAP and the use of these terms vary from others in our industry.

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Reconciliation of Net Loss Attributable to Compass, Inc. to Adjusted EBITDA
(In millions, unaudited)

	Year Ended December 31, 2025	Year Ended December 31, 2024
Net loss attributable to Compass, Inc.	$(58.5)	$(154.4)
Adjusted to exclude the following:
Depreciation and amortization	112.7	82.4
Investment income, net	(5.5)	(6.8)
Interest expense	9.0	6.4
Stock-based compensation	202.7	127.5
Benefit from income taxes	(1.1)	(0.5)
Anywhere merger transaction and integration expenses (1)	18.1	—
Restructuring costs	17.1	9.7
Other acquisition-related expenses (2)	(1.1)	4.2
Litigation charges (3)	—	57.5
Adjusted EBITDA	$293.4	$126.0
Net loss attributable to Compass, Inc. margin	(0.8)%	(2.7)%
Adjusted EBITDA margin	4.2%	2.2%
(1) Represents transaction expenses incurred in connection with the Anywhere Merger. For the year ended December 31, 2025, these expenses consist of transaction costs, including legal and investment banking fees incurred in connection with our entry into the Merger Agreement, as well as costs related to preliminary integration activities.

(2) For the years ended December 31, 2025 and 2024, other acquisition-related expenses included $1.6 million and $0.2 million, respectively, of expenses related to acquisition consideration recognized as compensation expense over the applicable retention periods. For the years ended December 31, 2025 and 2024, other acquisition-related expenses includes a gain of $2.7 million and a loss of $4.0 million, respectively, as a result of changes in the fair value of contingent consideration.

(3) Represents a charge of $57.5 million incurred during the three months ended March 31, 2024 in connection with the Antitrust Lawsuits. 50% of the settlement was paid during the three months ended June 30, 2024, and the remaining 50% was paid during the three months ended June 30, 2025.

Reconciliation of Operating Cash Flow to Free Cash Flow
(In millions, unaudited)

	Year Ended December 31, 2025	Year Ended December 31, 2024
Net cash provided by operating activities	$216.7	$121.5
Less:
Capital expenditures	(13.4)	(15.7)
Free cash flow	$203.3	$105.8

74	2026 PROXY STATEMENT

Reconciliation of GAAP Operating Expenses to Non-GAAP Operating Expenses
(In millions, unaudited)

Year Ended December 31, 2025
GAAP Sales and marketing	$377.9
Adjusted to exclude the following:
Stock-based compensation	(32.6)
Non-GAAP Sales and marketing	$345.3

GAAP Operations and support	$429.4
Adjusted to exclude the following:
Stock-based compensation	(37.4)
Other acquisition-related expenses	1.1
Non-GAAP Operations and support	$393.1

GAAP Research and development	$245.8
Adjusted to exclude the following:
Stock-based compensation	(92.4)
Non-GAAP Research and development	$153.4

GAAP General and administrative	$144.3
Adjusted to exclude the following:
Stock-based compensation	(39.4)
Non-GAAP General and administrative	$104.9

Non-GAAP Operating Expenses Excluding Commissions and Other Related Expense ("Non-GAAP OPEX")
(In millions, unaudited)

Year Ended December 31, 2025
Non-GAAP Sales and marketing	$345.3
Non-GAAP Operations and support	393.1
Non-GAAP Research and development	153.4
Non-GAAP General and administrative	104.9
Total non-GAAP operating expenses excluding commissions and other related expense	$996.7

Compass, Inc.	75

SCAN TO
VIEW MATERIALS & VOTE

VOTE BY INTERNET
Before The Meeting - Go to **www.proxyvote.com or scan the QR Barcode above**

Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 P.M. Eastern Time on May 13, 2026. Have your proxy card in hand when you access the website and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to **www.virtualshareholdermeeting.com/COMP2026**

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 P.M. Eastern Time on May 13, 2026. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

V91880-P50340 — KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. — DETACH AND RETURN THIS PORTION ONLY

COMPASS, INC.

1. Election of Class II Directors

Nominees:	**For**	**Against**	**Abstain**
1a. Allan Leinwand	☐	☐	☐
1b. Charles Phillips	☐	☐	☐
1c. Pamela Thomas-Graham	☐	☐	☐

The Board of Directors recommends a vote "FOR" the following proposals.	**For**	**Against**	**Abstain**
2. Ratification of the Appointment of PricewaterhouseCoopers LLP as Our Independent Public Accounting Firm for 2026	☐	☐	☐
3. Advisory Vote to Approve 2025 Named Executive Officer Compensation ("Say-on-Pay Vote")	☐	☐	☐

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

76	2026 PROXY STATEMENT

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

V91881-P50340

COMPASS, INC.
ANNUAL MEETING OF STOCKHOLDERS
MAY 14, 2026 1:00 PM ET
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Robert Reffkin, Ethan Glass and Scott Wahlers or any of them, each with power of substitution, as proxies for the undersigned, to vote all shares of common stock of Compass, Inc. which the undersigned is entitled to vote at the virtual Annual Meeting of Stockholders to be held on May 14, 2026 at 1:00 p.m. ET, and any adjournment or postponement thereof, as hereinafter specified and, in their judgment, upon such other matters as may properly come before the meeting. The undersigned hereby revokes any proxies previously given.

THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED "FOR" EACH OF THE NOMINEES IN PROPOSAL 1 AND "FOR" PROPOSALS 2 AND 3. THE PROXIES ARE AUTHORIZED TO VOTE IN THEIR JUDGMENT UPON SUCH OTHER BUSINESS NOT KNOWN AS MAY PROPERLY COME BEFORE THE ANNUAL MEETING OR ANY ADJOURNMENTS THEREOF.

Continued and to be signed on reverse side

Compass, Inc.	77